UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Murphy Oil Corporation

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MURPHY OIL CORPORATION 2019 PROXY STATEMENT NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD WEDNESDAY, MAY 8, 2019

2019 PROXY STATEMENT i Notice of Annual Meeting of Stockholders AGENDA 1 Election of Directors; 2 Advisory vote to approve executive compensation; 3 Approval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2019; and 4 Such other business as may properly come before the meeting. Only stockholders of record at the close of business on March 11, 2019, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of all stockholders entitled to vote is on file at the office of the Company, 300 Peach Street, El Dorado, Arkansas 71730. Your vote is very important to us and to our business. Prior to the meeting, you may submit your vote and proxy by telephone, mobile device, the internet, or, if you received your materials by mail, you can sign and return your proxy card. Instructions on how to vote can be found on page 57. E. Ted Botner Vice President, Law and Corporate Secretary Murphy Oil Corporation IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 8, 2019: We have elected to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow us to furnish proxy materials to the Company’s stockholders via the internet. These rules allow us to provide information that the Company’s stockholders need while lowering the costs and accelerating the speed of delivery and reducing the environmental impact of the Annual Meeting. This Proxy Statement, along with the Company’s Annual Report to Stockholders, which includes the Company’s Form 10-K report for the year ended December 31, 2018, are available via the internet at www.proxydocs.com/MUR Wednesday May 8, 2019 10:00 A.M. CDT South Arkansas Arts Center 110 East 5th Street El Dorado, Arkansas 71730

ii MURPHY OIL CORPORATION Murphy Oil at a Glance Our Social and Environmental Sustainability Climate Change Our People We share the climate change concerns of our stockholders, employees and communities and we are proactive in understanding and mitigating any environmental impact. Competitive compensation, outstanding benefits and a global work environment help us to attract and retain talented people, the real strength of our company. A summary of employee benefits, which may vary by country, are listed below: We have adopted the Murphy Guiding Principles for Climate Change We publish on our website a dedicated, annual climate change report discussing risk management and scenario analysis We set internal GHG emissions reduction targets to drive continual performance We sponsor the Massachusetts Institute of Technology’s Joint Program on the Science and Policy of Global Change    Medical, dental, and vision health care coverage Health care Flexible Spending Account Retirement Savings Plans Life Insurance Benefits Employee Assistance Program Employee educational assistance Travel assistance program Employee gift matching (as outlined in the Compensation Discussion & Analysis)    Around the world, over 1,300 dedicated, well-trained and skilled Murphy people work proudly to help supply the energy on which this and future generations depend. Wherever Murphy is present, all employees and partners are motivated and incentivized to create a safe and rewarding work place, to meet and surpass environmental standards, and to be a welcomed member of our local communities.

i2019 PROXY STATEMENT iii Health, Safety & Environment Our Communities Our commitment to health, safety and environmental protection has been demonstrated over our long business history and will be leveraged into our future. We proactively seek opportunities to engage constructively and creatively with the local communities. Charles H. Murphy, Jr. was a forerunner in the environmental awareness movement. His efforts helped lead to new standards and practices for the oil and natural gas industry and we strive to do the same today. We established a Health, Safety and Environmental board committee in 1993 Safety metrics, including both employees and contractors, and environmental metrics have been included in annual incentive plan performance metrics since 2008 We are a founding member of the API Environmental Partnership, launched in 2017, and focused on cutting methane emissions Our worldwide Health, Safety and Environment Management System applies to every Murphy employee, contractor and partner We have a dedicated Health, Safety and Environment executive advisory committee We monitor environmental performance and have achieved positive impacts: In 2018, the Company’s spill rate target was 0.11 and the Company achieved a spill rate of 0.06 Company-wide GHG emissions intensity cut by 276 tons of CO2 equivalent per million barrels of oil equivalent from 2016 to 2017 At Eagle Ford Shale operations, water reuse increased from 2% in 2017 to 8% in 2018 Our country entry process requires local stakeholder engagement Ongoing host country stakeholder engagement and communication Opportunities to support local communities through: Prioritization of local suppliers Threshold investment targets for local content Specifications for local companies or workers Social investment programs Local social impact assessments Community consultation processes Founding member of the South Texas Energy & Economic Roundtable STEER program in the Eagle Ford Shale region Exceptional corporate citizenship programs, including the El Dorado Promise Scholarship Program: Established in 2007 Enables graduates of El Dorado High School to have their college tuition and mandatory fees paid at any, public or private regionally accredited university in the United States College enrollment rate of El Dorado High School graduates has surpassed state and national levels University of Arkansas study found that the Promise was associated with a 16.5 percentage point increase in college enrollment and a 10.7 overall percentage point increase in bachelor’s degree completion

iv MURPHY OIL CORPORATION Murphy Oil at a Glance Our 2018 Financial and Operational Highlights Our strong results in 2018 demonstrated our commitment to a diversified portfolio as oil-weighted production from both the Company’s onshore and offshore assets continued to generate high margin realizations and cash flows. In the fourth quarter of 2018, we announced the completion of a transaction with Petrobras Americas Inc. (PAI), which became effective October 1, 2018, whereby we acquired PAI’s producing Gulf of Mexico assets along with certain blocks that hold deep exploration rights and added production of approximately 40,000 BOEPD (excluding noncontrolling interest) along with approximately 77 MMBOE (excluding noncontrolling interest) of proven reserves at the end of 2018. Other highlights for 2018 include: Note: Unless otherwise noted, the financial and operating highlights and metrics discussed below exclude noncontrolling interest, thereby representing only the amounts attributable to Murphy. Financial Realized net income and EBITDA of over $6 and $25 per barrel of oil equivalent sold* Received credit rating upgrades from Moody’s and Fitch Returned 14% of operating cash flow to stockholders through long-standing dividend policy Preserved balance sheet strength with approximately 37% net debt to total capital* Closed $1.6 billion senior unsecured revolving credit facility, with more favorable covenants    Global Operations Increased proved reserves by 17% to 816 million barrels oil equivalent, with 57% liquids-weighting Achieved 166% organic reserve replacement with a finding and development cost of $10.92 per barrel of oil equivalent Maintained reserve life index in excess of 10 years Achieved onshore lease operating expense of approximately $6.50 per barrel of oil equivalent    171,000 barrels of oil equivalent produced per day, a 4% increase from prior year $411M recorded net income or $2.36 per diluted share, for the full year 2018 * See Annex for reconciliations of non-GAAP financial measures to their most closely comparable GAAP metric.

2019 PROXY STATEMENT v Onshore Eagle Ford Shale Reduced completion cost per lateral foot ($/CLAT) by over 10%    Kaybob Duvernay Increased production to over 8,500 barrels of oil equivalent per day, more than double the prior year    De-Risked acreage, with the exception of Two Creeks    Tupper Montney Entered long-term expansion agreement to increase processing capabilities by 200 million cubic feet per day by late 2020, with third party plants    Recorded operating expense of $0.62 per thousand cubic feet    Offshore U.S. Offshore Closed accretive, deep water, oil-weighted Gulf of Mexico transaction, which included the addition of over 70 million barrels of oil equivalent of proved reserves Increased production three times from first quarter to fourth quarter 2018 Completed Dalmatian Subsea Pump installation, achieving 96% uptime and delivering gross production of over 10,000 barrels of oil equivalent per day    Malaysia Achieved 250 million barrel of oil equivalent gross production and record annualized daily gas sales rate of 272 million scuffs per cubic feet per day Completed facilities modifications at gas platforms Achieved 30 million barrels of gross oil production at Siakap North Petai field    Vietnam Negotiated operatorship and increased working interest with PetroVietnam    Exploration Drilled successful Samurai-2 sidetrack increasing discovered gross resources to approximately 90 million barrels of oil equivalent from 75 million barrels of oil equivalent

vi MURPHY OIL CORPORATION Table of Contents PROPOSAL 1 Election of Directors 1 Who We Are 2 How We are Selected Evaluated and Comprised 8 How We are Organized and Operate 10 How We are Compensated 13 How You Can Communicate with Us 15 PROPOSAL 2 Advisory Vote to Approve Executive Compensation 16 Compensation Discussion and Analysis 18 Executive Summary 19 Actions Related to 2018 Performance 21 Compensation and Corporate Governance Policies 24 Elements of Compensation 26 Actions Related to 2019 Compensation 35 Compensation Policies and Processes 36 Guiding Principles 39 Executive Compensation Committee Report 40 Executive Compensation 41 Our Stockholders 50 Audit Committee Report 53 PROPOSAL 3 Approval of Appointment of Independent Registered Public Accounting Firm 54 General Information about the Annual Meeting 56 Proxy Statement Summary and Users’ Guide 57 Annex 60 The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 8, 2019. It is expected that this Proxy Statement and related materials will first be provided to stockholders on or about March 22, 2019. The complete mailing address of the Company’s principal executive office is 300 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000. References in this Proxy Statement to “we,” “us,” “our,” “the Company”, “Murphy Oil” and “Murphy” refer to Murphy Oil Corporation and its consolidated subsidiaries.

PROPOSAL 1 Election of Directors WHO WE ARE; HOW WE ARE SELECTED, EVALUATED AND COMPRISED; HOW WE ARE ORGANIZED AND OPERATE; HOW WE ARE COMPENSATED HOW YOU CAN COMMUNICATE WITH US THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED 2019 PROXY STATEMENT 1

Who We Are T. JAY COLLINS Houston, Texas Age: 72 Director Since: 2013 Board Committees Executive Compensation Nominating & Governance Certain other directorships Oceaneering International, Inc., Houston, Texas Principal occupation or employment President and Chief Executive Officer, Oceaneering International, Inc., from May 2006 to May 2011, retired May 2011 Mr. Collins has extensive knowledge of international management and corporate development. As a prior President and Chief Executive Officer of Oceaneering International, Inc., he has substantial knowledge and experience in the oil and natural gas industry. Among other qualifications, Mr. Collins brings to the Board experience in field operations, executive management and finance. STEVEN A. COSSÉ New Orleans, Louisiana Age: 71 Director Since: 2011 Board Committees Executive Health, Safety & Environmental Certain other directorships Simmons First National Corporation, Pine Bluff, Arkansas Principal occupation or employment President and Chief Executive Officer of the Company from June 2012 to August 2013, retired from the Company December 2013; previously Executive Vice President and General Counsel of the Company from February 2005 through February 2011, retired from the Company February 2011 to May 2012 2 MURPHY OIL CORPORATION Mr. Cossé’s long service in several capacities with the Company has helped him gain a proficient understanding of many areas, including environmental laws and regulations. Among other qualifications, Mr. Cossé brings to the Board expertise in corporate governance, banking and securities laws and executive leadership.

CLAIBORNE P. DEMING El Dorado, Arkansas Age: 64 Director Since: 1993 Board Committees Chairman of the Board Chair, Executive Health, Safety & Environmental Certain other directorships Murphy USA Inc., El Dorado, Arkansas Principal occupation or employment President and Chief Executive Officer of the Company from October 1994 through December 2008, retired from the Company June 2009 Mr. Deming’s experience as former President and Chief Executive Officer of Murphy Oil Corporation gives him insight into the Company’s challenges, opportunities and operations. Among other qualifications, Mr. Deming brings to the Board executive leadership skills and over 30 years’ experience in the oil and natural gas industry. Board Committees Audit Nominating & Governance Certain other directorships Oil States International, Inc., Houston, Texas Great Lakes Dredge & Dock Corporation, Chairman, Oak Brook, Illinois Hercules Offshore, Inc., Chairman, Houston, Texas Until 2016 Principal occupation or employment President and Chief Executive Officer, Diamond Offshore Drilling, Inc., an offshore drilling company, from May 2008 through March 2014, retired March 2014 Mr. Dickerson’s experience as the President and a director of Diamond Offshore Drilling, Inc. from March 1998 and as Chief Executive Officer from May 2008 until his retirement in March 2014 brings to the Board broad experience in leadership and financial matters. Among other qualifications, he brings to the Board expertise in international drilling operations. LAWRENCE R. DICKERSON Houston, TX Age: 66 Director Since: 2014 2019 PROXY STATEMENT 3

Who We Are Board Committees Mr. Jenkins’ leadership Executive as President and Chief Executive Officer of Murphy Certain other directorships Oil Corporation allows him to provide the Board with Noble Corporation plc, since October 2018 his detailed perspective Principal occupation or employment of the Company’s global operations. With a President and Chief Executive Officer of the bachelor’s degree in Company since August 2013 and President of Petroleum Engineering, a Murphy Exploration & Production Company since master’s degree in Business June 2012; previously Chief Operating Officer & Administration and over 34 Executive Vice President, Exploration & Production years of industry experience, ROGER W. of the Company from June 2012 to August 2013 he has played a critical JENKINS leadership role in Murphy’s worldwide exploration and El Dorado, Arkansas production operations, Age: 57 including the development of the Kikeh field in Malaysia Director Since: 2013 and the Eagle Ford Shale in Texas. Board Committees Ms. Keller is the President of Health, Safety & Environmental Inglewood Plantation, LLC and is responsible for the Nominating & Governance development of strategic Certain other directorships vision and oversight of operations of the largest None organic farm in Louisiana. She brings to the Board Principal occupation or employment extensive knowledge in President, Inglewood Plantation, LLC, since 2014; health and environmental CEO, Keller Enterprises, LLC, from 2008 to 2014 issues, both domestically and internationally. ELISABETH W. KELLER Cambridge, Massachusetts Age: 61 Director Since: 2016 4 MURPHY OIL CORPORATION

JAMES V. KELLEY

Little Rock, Arkansas

Age: 69

Director Since: 2006

Board Committees

- Executive
- Chair, Nominating & Governance

Certain other directorships

- BancorpSouth, Inc., Tupelo, Mississippi, until 2014

Principal occupation or employment

- President and Chief Operating Officer, BancorpSouth, Inc., a NYSE bank holding company, from 2001 to August 2014, retired August 2014

Mr. Kelley has extensive knowledge of capital markets and accounting issues. As former President and Chief Operating Officer of BancorpSouth, Inc., he understands the fundamentals and responsibilities of operating a large company. Among other qualifications, Mr. Kelley brings to the Board experience in banking, finance and accounting, as well as executive management.



WALENTIN MIROSH

Calgary, Alberta

Age: 73

Director Since: 2011

Board Committees

- Executive Compensation
- Chair, Health, Safety & Environmental

Certain other directorships

- TC PipeLines GP, Inc., Calgary, Alberta

Principal occupation or employment

- President, Mircan Resources Ltd., a private consulting company since January 2010

Mr. Mirosh, with his accomplishments in the chemical, natural gas, pipelines and investment industries, is able to provide the Board with dependable and insightful input in many areas. He brings to the Board experience in energy, regulatory and international law as well as skills in business development and corporate strategy.

2019 PROXY STATEMENT 5

Who we are Board Committees Mr. Murphy served as Chair, Audit Chairman of the Board of Murphy Oil Corporation Executive from 1994 to 2002. This Certain other directorships background, along with his previous membership on Deltic Timber Corporation, El Dorado, Arkansas, the Board of Directors of until 2018 Deltic Timber Corporation Murphy USA Inc., Chairman, El Dorado, Arkansas and current membership Principal occupation or employment on the Board of Directors of Murphy USA Inc., brings Managing Member, Murphy Family Management, to the Board and to the LLC, which manages investments, farm, timber and Audit Committee a unique R. MADISON real estate, since 1998; business and financial perspective. MURPHY President, The Murphy Foundation; El Dorado, Arkansas Owner, The Sumac Company, LLC, which manages Age: 61 investments, timber and vineyard operations; and Director Since: 1993 Owner, Presqu’ile Winery (Chairman, 1994-2002) Board Committees Mr. Nolan’s experience Executive as President and Chief Executive Officer of a Executive Compensation natural resources company, Certain other directorships in addition to his former legal practice focused on None business and corporate transactions, allows him to Principal occupation or employment bring to the Board expertise President & Chief Executive Officer, Loutre Land in legal matters, corporate and Timber Company, a natural resources company governance, corporate with a focus on the acquisition, ownership and finance, acquisitions management of timberland and mineral properties, and divestitures and the JEFFREY W. since 1998 management of mineral NOLAN Chairman of the Board of Directors, First Financial properties. Bank, headquartered in EI Dorado, Arkansas, since Little Rock, Arkansas 2015 Age: 50 Director Since: 2012 6 MURPHY OIL CORPORATION

NEAL E. SCHMALE

La Jolla, California

Age: 72

Director Since: 2004

Board Committees

- Audit
- Chair, Executive Compensation

Certain other directorships

- WD-40 Company, San Diego, California

Principal occupation or employment

- President and Chief Operating Officer, Sempra Energy, an energy services holding company, from February 2006 to October 2011, retired October 2011

Mr. Schmale, as former Chief Operating Officer of Sempra Energy, brings to the Board the perspective of a corporate leader having faced external economic, social and governance issues. He also brings specific experience in financial matters from his prior service as Chief Financial Officer of Sempra Energy. He holds degrees in petroleum engineering and law and has a vast knowledge in different fields concerning the oil industry.



LAURA A. SUGG

Montgomery, Texas

Age: 58

Director Since: 2015

Board Committees

- Audit
- Health, Safety & Environmental

Certain other directorships

- Public Service Enterprise Group Inc., Newark, New Jersey, since January 2019
- Denbury Resources, Plano, Texas
- Williams Companies Inc., Tulsa, Oklahoma, until 2016

Principal occupation or employment

- Senior Executive, Retired, ConocoPhillips, then an international, integrated oil company, since 2010

Ms. Sugg's broad background in capital allocation and accomplishments in the energy industry allow her to bring to the Board expertise in industry, operational and technical matters. Among other qualifications, she brings to the Board specific experience in executive leadership, human resources, compensation and financial matters. As a former leader at ConocoPhillips, Ms. Sugg has a proficient understanding of an oil and natural gas company's challenges and opportunities.

2019 PROXY STATEMENT 7

8 MURPHY OIL CORPORATION How We Are Selected Evaluated and Comprised Diversity The Board believes it is important for directors to possess a diverse array of backgrounds, skills, and achievements. When considering new candidates, the Nominating & Governance Committee, with input from the Board, takes these factors into account as well as other appropriate characteristics, such as sound judgment, honesty, and integrity. In addition, the Nominating & Governance Committee, when searching for nominees for directors, relies on the Company’s Corporate Governance Guidelines, which state, “The Company endeavors to have a board representing diverse experience at policy-making levels in business areas that are relevant to the Company’s global activities” and takes reasonable steps to include diverse candidates in the pool of nominees and any search firm engaged by the Committee are affirmatively instructed to seek diverse candidates. The goal is to assemble and maintain a Board comprised of individuals that not only bring to bear a wealth of business and/or technical expertise, but that also demonstrate a commitment to ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations. The matrix below outlines the diverse set of skills and expertise represented on the Company’s Board:    Board of Directors Skills and Expertise Matrix Skills and Expertise     Deming Collins Cossé Dickerson Keller Kelley Mirosh Murphy Nolan Schmale Sugg Jenkins Former CEO • • • • • Senior Management/ Corporate Culture • • • • • • • • • • • Accounting/Audit • • • • • • Finance/Banking • • • • • Corporate Governance • • • • • • • • • Law • • • • • Government Relations/ Public Policy • • • • • Industry • • • • • • • • • • Operations • • • • • • • Environment, Health & Safety • • • • • • • • • Business Development & Corporate Strategy • • • • • • • • • • • Human Resources/ Compensation • • • • • • • • • Board of Directors • • • • • • • • • • • • Risk Management • • • • • • International Business • • • • • • • •

2019 PROXY STATEMENT 9 Majority Voting The Company’s belief in directors’ accountability is evident in the provision in our Corporate Governance Guidelines providing that an incumbent director who fails to receive the required vote for re-election shall tender a resignation to the board. To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election of the twelve nominees for director whose names are set forth herein. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees or the Board may reduce its size. However, management of the Company does not expect this to occur. All nominees were elected at the last Annual Meeting of Stockholders. Director and Nominee Independence The Company’s belief in the importance of directors’ independence is reflected by the fact that all directors other than Mr. Roger Jenkins have been deemed independent by the Board based on the rules of the New York Stock Exchange (“NYSE”) and the standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating & Governance Committee at its February meeting considered familial relationships (Mr. Deming, Mr. Murphy and Ms. Keller are first cousins). The Committee also considered a parking lot lease agreement with The Murphy Foundation which was determined to be a fair market value transaction at the rate of $24,000 annually. The agreement went into effect in November 2018; therefore, the Company paid a total prorated amount of $4,000 to The Murphy Foundation for 2018. Mr. Deming, the independent Chairman of the Board, serves as presiding director at regularly scheduled board meetings as well as at no less than three meetings solely for non-employee directors. The meetings for non-employee directors are held in conjunction with the regularly scheduled February, August and December board meetings. If the Company had a non-employee director that was not independent, at least one of these meetings would include only independent non-employee directors.

10 MURPHY OIL CORPORATION How We Are Organized and Operate Board Leadership Structure/Separate Chair and CEO Positions The positions of Chairman of the Board and the Chief Executive Officer of the Company are held by two individuals. Mr. Deming serves as the Chairman of the Board as a non-executive and independent director. Mr. Jenkins is the Company’s President and Chief Executive Officer. Along with the Chairman of the Board of Directors and the Chief Executive Officer, other directors bring different perspectives and roles to the Company’s management, oversight and strategic development. The Company’s directors bring experience and expertise from both inside and outside the Company and industry, while the Chief Executive Officer is most familiar with the Company’s business and most capable of leading the execution of the Company’s strategy. The Board believes that separating the roles of Chairman and Chief Executive Officer is currently in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. The Board will, however, maintain its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company. Risk Management The Board exercises risk management oversight and control both directly and indirectly, the latter through various Board Committees. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The Executive Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee is responsible for oversight of financial risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks. The Nominating & Governance Committee, in its role of reviewing and maintaining the Company’s corporate governance guidelines, manages risks associated with the independence of the Board and potential conflicts of interest. The Health, Safety & Environmental Committee oversees management of risks associated with environmental, health and safety issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and by management about the known risks to the strategy and the business of the Company. Committees The standing committees of the Board are the Executive Committee, the Audit Committee, the Executive Compensation Committee, the Nominating & Governance Committee and the Health, Safety & Environmental Committee. The Executive Committee, in accordance with the Company’s by-laws, is vested with the authority to exercise certain functions of the Board when the Board is not in session. The Executive Committee is also in charge of all financial accounting, legal and general administrative affairs of the Company, subject to any limitations prescribed by the by-laws or by the Board. The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also assists the Board with its oversight of the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, the compliance by the Company with legal and regulatory requirements, and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal audit function for these purposes. In February 2018, the Board identified Lawrence R. Dickerson, R. Madison Murphy and Neal E. Schmale as qualified financial experts and designated Neal E. Schmale as its “Audit Committee Financial Expert” as defined in Item 407 of Regulation S-K.

2019 PROXY STATEMENT 11 All of the members of the Audit Committee including Mr. Schmale are independent under the rules of the NYSE and the Company’s independence standards. The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s annual incentive compensation plan, the long-term incentive plan and the stock plan for non-employee directors. The Compensation Discussion and Analysis section contains additional information about the Executive Compensation Committee. In carrying out its duties, the Executive Compensation Committee will have direct access to outside advisors, independent compensation consultants and others to assist them. All of the members of the Executive Compensation Committee are independent under the rules of the NYSE and the Company’s independence standards. The Health, Safety & Environmental Committee assists the Board and management in monitoring compliance with applicable environmental, health and safety laws, rules and regulations as well as the Company’s Worldwide Health, Safety & Environmental Policy. Review of policies, procedures and practices regarding security of the Company’s people and property is also within the purview of this committee. The Committee assists the Board on matters relating to the Company’s response to evolving public issues affecting the Company in the realm of health, safety and the environment. The Committee has benefited from the Company’s involvement with groups such as the American Petroleum Institute (API) and sponsorship of initiatives like the Massachusetts Institute of Technology’s Joint Program on the Science and Policy of Global Change, which keeps abreast of emerging issues with respect to climate change. The Nominating & Governance Committee identifies and recommends potential Board members, recommends appointments to Board committees, oversees evaluation of the Board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. All of the members of the Nominating & Governance Committee are independent under the rules of the NYSE and the Company’s independence standards. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines. Stockholders desiring to recommend candidates for membership on the Board for consideration by the Nominating & Governance Committee should address their recommendations to: Nominating & Governance Committee of the Board of Directors, c/o Corporate Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by Board members, executive search firms or other sources. Committee Charters Charters for the Audit, Executive Compensation, Nominating & Governance and Health, Safety & Environmental Committees, along with the Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Code of Ethical Conduct for Executive Management, are available on the Company’s website, http://ir.murphyoilcorp.com/phoenix. zhtml?c=61237&p=irol-govHighlights. Board and Committee Evaluations Our Board of Directors recognize that a thorough evaluation process is an important element of corporate governance and enhances our Board’s effectiveness. Therefore, each year, the Chairman of the Board and the Chairman of each Board Committee request that the directors provide their assessment of the effectiveness of the full Board and each of the committees on which they serve. The Corporate Secretary is instructed by each Chairman to manage the distribution and collection of the individual assessment forms which is conducted electronically through a third-party vendor portal. Once each director submits their completed assessment(s) through the portal, the responses are organized and summarized by the Corporate Secretary and provided to each Chairman for review and discussion at the next scheduled meeting during executive session. It should be noted that the Board and each Board Committee reviews the adequacy of its own self-evaluation, but the Nominating & Governance Committee is charged with ensuring the adequacy of the entire process. Thus, each year, the Nominating & Governance Committee reviews and determines if each form stimulates thought about the Board and each Committee’s function and provides a forum for feedback on areas of improvement.

12 MURPHY OIL CORPORATION Compensation Committee Interlocks and Insider Participation During 2018, none of the members of the Executive Compensation Committee (i) was an officer or employee of the Company, (ii) was a former officer of the Company or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Meetings and Attendance During 2018, there were seven meetings of the Board, eleven meetings of the Executive Committee, six meetings of the Audit Committee, three meetings of the Executive Compensation Committee, three meetings of the Nominating & Governance Committee and two meetings of the Health, Safety & Environmental Committee. All nominees’ attendance exceeded 75% of the total number of meetings of the Board and committees on which they served. Attendance for Board and committee meetings averaged 99% for the full year. All the Board members attended the 2018 Annual Meeting of Stockholders. As set forth in the Company’s Corporate Governance Guidelines, all Board members are expected to attend each Annual Meeting of Stockholders.    The Board and Committees Audit     Health, Safety & Environmental Executive Compensation Nominating & Governance Executive T. Jay Collins M M Steven A. Cossé M M Claiborne P. Deming M C Lawrence R. Dickerson M M Roger W. Jenkins M Elisabeth W. Keller M M James V. Kelley C M Walentin (Val) Mirosh C M R. Madison Murphy C M Jeffrey W. Nolan M M Neal E. Schmale M C Laura A. Sugg M M C= Chairperson M = Member ïƒ‹= Financial Expert

2019 PROXY STATEMENT 13 How We Are Compensated The Company’s standard arrangement for the compensation of non-employee directors divides remuneration into cash and equity components. This approach aligns the interests of directors and the stockholders they represent. The Company further targets total director compensation at a level near the 50th percentile of the competitive market (as determined by our Executive Compensation Committee (the “Committee”) together with its independent compensation consultant, Pay Governance LLC (“Pay Governance”)), enhancing the Company’s ability to retain and recruit qualified individuals. Directors can elect to defer their cash compensation into the Company’s Non-Qualified Deferred Compensation Plan for Non-Employee Directors (“NED DCP Plan”) which was approved by the Board of Directors on February 3, 2016. Deferred amounts are deemed to be notionally invested through a fund in the Company’s stock. The “Fees Earned or Paid in Cash” column in the 2018 Director Compensation Table on the next page includes any amounts that were voluntarily deferred into the NED DCP Plan. Mr. Mirosh (Canadian citizen) does not have the opportunity to defer cash compensation in this manner. In 2018, the cash component consisted of an annual retainer of $60,000, plus $2,000 for each Board or committee meeting attended. Supplemental retainers were paid to the Chairman of the Board ($115,000), Audit Committee Chairman ($25,000), the Audit Committee Financial Expert ($10,000), other members of the Audit Committee ($7,500) and the Chair of each other committee ($15,000). In February 2018, the Board of Directors approved increases to the annual retainers for certain committee leadership positions. The Audit Committee Chairman retainer increased by $10,000, while the Executive Committee, Health Safety & Environmental and Nominating & Governance Chairman retainers increased by $5,000. The Company also reimburses directors for reasonable travel, lodging and related expenses they incur in attending Board and committee meetings. Also, in 2018. the total equity compensation for non-employee directors was maintained at a grant date fair value of $200,000 to keep the total director compensation near the 50th percentile of the Company’s peer group, enhancing the Company’s ability to retain and recruit qualified individuals. Each non-employee director received 7,073 time-based restricted stock units on February 7, 2018, which cliff vest after three years. The non-employee directors are eligible to participate in the matching charitable gift program on the same terms as Murphy employees. Under this program, an eligible person’s total charitable gifts of up to $12,500 per calendar year will qualify. The Company will contribute to qualified educational institutions and hospitals an amount equal to twice the amount (2 to 1) contributed by the eligible person. The Company will contribute to qualified welfare and cultural organizations an amount equal to (1 to 1) the contribution made by the eligible person. Those amounts are in the column below showing “All Other Compensation”.

2018 Director Compensation Table

	Fees Earned or Paid in Cash ($)	Stock Awards[1,2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation ($)	Total ($)
Claiborne P. Deming	230,028[4]	200,024	–	–	–	730	430,782
T. Jay Collins	86,028[4]	200,024	–	–	–	20,000	306,052
Steven A. Cossé	96,028	200,024	–	–	–	25,000	321,052
Lawrence R. Dickerson	99,528	200,024	–	–	–	25,000	324,552
Elisabeth W. Keller	82,000	200,024	–	–	–	7,940	289,964
James V. Kelley	115,028	200,024	–	–	–	–	315,052
Walentin Mirosh	99,028	200,024	–	–	–	–	299,052
R. Madison Murphy	136,528	200,024	–	–	–[5]	25,000	361,552
Jeffrey W. Nolan	104,028[4]	200,024	–	–	–	24,999	329,051
Neal E. Schmale	124,528[4]	200,024	–	–	–	25,000	349,552
Laura A. Sugg	97,519	200,024	–	–	–	–	297,543

1 Represents grant date fair value of time-based restricted stock units awarded in 2018 as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note K to the consolidated financial statements included in the Company's 2018 Form 10-K Annual Report.

2 At December 31, 2018, total time-based restricted stock units outstanding were:

	Restricted Stock Units
Claiborne P. Deming	21,797
T. Jay Collins	21,797
Steven A. Cossé	21,797
Lawrence R. Dickerson	21,797
Elisabeth W. Keller	14,384
James V. Kelley	21,797
Walentin Mirosh	21,797
R. Madison Murphy	21,797
Jeffrey W. Nolan	21,797
Neal E. Schmale	21,797
Laura A. Sugg	21,797

3 The 1994 Retirement Plan for Non-Employee Directors was frozen on May 14, 2003. At that time, then current directors were vested based on their years of service, with no further benefits accruing and benefits being paid out according to the terms of the plan.

4 The director elected to defer payment of such amounts under the Murphy Oil Corporation NED DCP Plan.

5 Where the annual change in accumulated benefits was negative, it was excluded from this column and from the Director Compensation Table Total column. Amounts were negative for 2018 for Mr. Murphy (-$12,464).

14 MURPHY OIL CORPORATION

2019 PROXY STATEMENT 15 How You Can Communicate With Us The Board values input from stockholders and stakeholders and therefore provides a number of means for communication with the Board. Stockholders are encouraged to communicate by voting on the items in this proxy statement, by attending the annual meeting, by participating in the Company’s quarterly calls or webcast investor updates and by reaching out at any time via mail or email. The Corporate Governance Guidelines provide that stockholders and other interested parties may send communications to the Board, specified individual directors and the independent directors as a group c/o the Corporate Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000 or via email at webmaster@murphyoilcorp.com. Items that are unrelated to a director’s duties and responsibilities as a Board member, such as junk mail, may be excluded by the Secretary.

16 MURPHY OIL CORPORATION PROPOSAL 2 Advisory Vote to Approve Executive Compensation THE BOARDS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

2019 PROXY STATEMENT 17 PROPOSAL 2 The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The Company has determined to submit Named Executive Officer compensation to an advisory (non-binding) vote annually. At the 2018 Annual Meeting, stockholders endorsed the compensation of the Company’s Named Executive Officers with over 92% of the votes cast supporting the proposal. As described in detail under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate, and retain the Named Executive Officers who are critical to the Company’s success. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2018 compensation of the Named Executive Officers. Stockholders are asked to indicate their support for the Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, stockholders are requested to vote “FOR” the following resolution at the Annual Meeting: “RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosures.” The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of stockholders and to the extent there is a significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, the Executive Compensation Committee will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

18 MURPHY OIL CORPORATION Compensation Discussion and Analysis Background Murphy Oil Corporation is an independent exploration and production (“E&P”) company with a portfolio of global offshore and North American onshore assets delivering high margin production. Murphy produces oil and natural gas in the United States, Canada and Malaysia. The Company’s long-term strategy as an oil-weighted independent E&P company is focused on the following key priorities that management believes will drive value for its stockholders: 1 develop differentiated perspectives in underexplored basins and plays; 2 continue to be a preferred partner to national oil companies and regional independents; 3 provide balance to the global offshore business by developing unconventional onshore plays in North America; 4 develop and produce fields in a safe, responsible, timely and cost effective manner; and 5 achieve and maintain a sustainable, profitable, high margin portfolio. This Compensation Discussion and Analysis (“CD&A”) provides stockholders with an understanding of the Company’s compensation philosophy, objectives, policies and practices in place during 2018, as well as factors considered by the Executive Compensation Committee of the Board of Directors (referred to in this CD&A as the “Committee”) in making compensation decisions for 2018. For your reference, the Company’s CD&A is outlined in the following sections: Executive Summary 19 The Company’s 2018 Operational and Financial Highlights 20 Impact of 2018 Company Performance on Executive Compensation 20 Actions Related to 2018 Performance 21 CEO Compensation 22 Stockholder Engagement 22 Compensation and Corporate Governance Policies 24 What We Do 24 What We Don’t Do 25 Elements of Compensation 26 A. Base Salary 26 B. Annual Incentive Plan 27 C. Long-Term Incentive Compensation 30 D. Employee Benefits and Perquisites 34 Actions Related to 2019 Compensation 35 Compensation Policies and Processes 36 Role of Independent Compensation Advisory Firm 36 2018 Peer Group Determination 36 Guiding Principles 39 Risk Evaluation 39 Tax Policy 39

2019 PROXY STATEMENT 19 Executive Summary This CD&A focuses on the compensation of the Company’s Named Executive Officers (“NEOs”) listed below, whose compensation is set forth in the Summary Compensation table and other compensation tables contained in the proxy statement.    Name     Title Roger W. Jenkins President & Chief Executive Officer David R. Looney Executive Vice President & Chief Financial Officer John W. Eckart Retired Executive Vice President & Chief Financial Officer Eugene T. Coleman Executive Vice President, Exploration and Business Development Michael K. McFadyen Executive Vice President, Offshore Walter K. Compton Executive Vice President & General Counsel Effective March 2018, Mr. Eckart relinquished his position as Chief Financial Officer and Mr. Looney was named Executive Vice President and Chief Financial Officer at that time. Mr. Eckart officially retired from the Company as Executive Vice President effective May 31, 2018. The Company’s compensation plans and practices are designed to align the financial interests of the above NEOs with the financial interests of its stockholders. To that end, NEOs are provided with a competitive base salary, an annual cash bonus opportunity based on the achievement of specific goals aligned with stockholder value creation and long-term incentives.

20 MURPHY OIL CORPORATION The Company’s 2018 Operational and Financial Highlights Fiscal year 2018 was an excellent year for Murphy Oil, both operationally and financially. The Company’s strong results in 2018 demonstrated our commitment to a diversified portfolio as oil-weighted production from both the Company’s onshore and offshore assets continued to generate high margin realizations and cash flows. Our financial1 and operational highlights include: Growing net income from continuing operations before income taxes from $71.8 million in 2017 to $423.9 million in 2018 Returning 14% of operating cash flow to stockholders through long-standing dividend policy Preserved balance sheet strength with approximately 37 percent net debt to total capital* Receiving credit rating upgrades from Moody’s and Fitch Closing $1.6 billion senior unsecured revolving credit facility, with more favorable covenants Increasing our proved reserves by 17% to 816 million barrels oil equivalent, with 57% liquids-weighting Achieving 166% organic reserve replacement with a finding and development cost of $10.92 per barrel of oil equivalent Maintaining reserve life index in excess of 10 years Producing 171 thousand barrels of oil equivalent per day, a 4% increase from the prior year Increasing production in the Kaybob Duvernay to over 8,500 barrels of oil equivalent per day    In the fourth quarter of 2018, Murphy announced the completion of a transaction with Petrobras Americas Inc. (PAI) which became effective October 1, 2018. Through this transaction, Murphy acquired PAI’s producing Gulf of Mexico assets along with certain blocks that hold deep exploration rights. Under the terms of the transaction, Murphy paid cash consideration of $795 million and transferred a 20% interest in MP Gulf of Mexico, LLC (MP GOM), a subsidiary of Murphy, to PAI. Following closing of the transaction, MP GOM is owned 80% by Murphy and 20% by PAI, with Murphy overseeing the operations. Impact of 2018 Company Performance on Executive Compensation Murphy has structured its cash and equity-based compensation program to position approximately 90% of the CEO’s and 80%-85% of the other NEO’s target total direct compensation opportunity in variable compensation components tied to the achievement of short- and long-term performance criteria aligned with the Company’s business objectives. Short-term incentives are paid in the form of annual cash bonus opportunities tied to the achievement of specific performance goals aligned with stockholder value creation. Long-term incentives combine performance-based restricted stock units (referred to in this CD&A as “PSUs”) and time-based restricted stock units (referred to in this CD&A as “RSUs”) to provide a compensation opportunity aligned with the Company’s long-term stock performance, delivered through awards that are performance based in absolute and relative terms, while also encouraging retention. 1 Unless otherwise noted, the financial and operating highlights and metrics discussed below exclude noncontrolling interest, thereby representing only the amounts attributable to Murphy. * See Annex for reconciliations of non-GAAP financial measures to their most closely comparable GAAP metric.

Actions Related to 2018 Performance

Base Salary

Adjustments to CEO & NEO Base Salaries

The Company provides base salaries to its NEOs which are structured to reward executives for the performance of their regular duties and responsibilities associated with their management of the organization.

Murphy targets the 50th percentile (median) level of base salaries paid by a select group of 10 peer companies in the exploration and production sector.

During 2018, the Committee approved adjustments to the base salaries for the CEO and other NEOs effective as of February 1, 2018:

- Messrs. Jenkins, and Coleman each received 2.5% adjustments.
- Mr. Compton and Mr. Eckart received adjustments of 5.0% and 10% respectively to bring their base salaries closer to the midpoint of the Company's peer group
- Mr. McFadyen received a 2.5% adjustment to his base salary (which was paid in Canadian dollars) at that time. Upon his role transition to EVP, Offshore, in September 2018, he was awarded an increase in base salary. His total increase in base salary for 2018 was approximately 19%, which included currency translation adjustments.

Annual Incentives

Annual Incentive Plan ("AIP") Awards Paid Above Target

For the fiscal year 2018, the Committee modified the AIP performance metrics to increase the profile for the role of capital efficiency and financial discipline and for 2018 measured performance in the following areas:

- 25% - EBITDA/Average Capital Employed;
- 20% - Lease Operating Expense (LOE)/ Barrel of Oil Equivalent (BOE);
- 7.5% - Safety (Total Recordable Incident Rate);
- 7.5% - Environmental (Spill Rate);
- 20% - Production (BOEPD); and
- 20% - Produced Reserve Replacement (organic)

Below we provide an expanded discussion of the factors underlying our performance target setting process.

Based upon the Company's performance during fiscal year 2018, Murphy met or exceeded the performance goals in three of the six areas measured. The AIP formula for the NEO positions resulted in an earned performance score of 151.24% of target.

Long-Term Equity Incentives

Long-Term Incentives Granted at Target Levels for 2018

In February 2018, the Committee approved long-term incentive grants with target award opportunities for each NEO based upon the 50th percentile competitive market practice and a return to the Company's target market positioning for long-term incentive awards after grants in the previous year were made below the market median.

The 2018 long-term incentive mix was:

- 75% PSUs tied to relative TSR
- 25% in time-vested RSUs

The Committee determined that stock options would not be included as part of the 2018 long-term compensation mix in order to align with current market practice.

PSUs granted in 2018 measured TSR under three separate annual periods and one cumulative three-year period. In 2019, awards were based solely on three-year performance and payouts are capped at target for negative TSR.

The following provides a summary of the results for fiscal year 2018 based on relative TSR performance and the impact of such performance upon grants occurring in 2016, 2017, and 2018.

PSUs (%)	2016	2017	2018
Year 1	122.0	139.4	123.0
Year 2	139.4	123.0	TBD
Year 3	123.0	TBD	TBD
Cumulative Years 1-3	150.0	TBD	TBD
Total	133.6	TBD	TBD

TSR	2016	2017	2018	2016 -2018
Performance	45.68%	-6.65%	-6.36%	8.39%
Peer Group Rank	6 /17	4 / 17	6 / 17	3 / 17

2019 PROXY STATEMENT 21

22 MURPHY OIL CORPORATION CEO Compensation The CEO received a nominal increase in base salary for 2018, which represents the first adjustment to his base salary rate in three years. Throughout the past three years, the CEO has effectively managed the Company through a difficult downturn in oil and natural gas prices, and the Committee elected to keep his base salary fixed at its current rate throughout the period. It was the Committee’s judgment that the CEO’s management of the Company’s improved financial results in 2018, including a more than five times growth in Company annual operating income to $423.9 million, realizing a Company annual EBITDA to average capital employed ratio of 21%, increasing the Company’s proved reserves by 17% over the prior year, and increasing the Company’s production rate by 4% to 816 million barrels oil equivalent warranted a modest adjustment in base salary compensation of 2.5% for the 2018 performance year. Mr. Jenkins’ annual incentive award (cash bonus, payable in first quarter 2019) was paid at the level of $2,500,000, which represents approximately 139% of his target award opportunity, a level commensurate with those of other plan participants. In February 2018, the Committee granted the CEO long-term incentive compensation with a grant date fair value of $9,286,113. This was higher than his 2017 equity grant value due to the Company’s grant strategy in 2018 to return to market value at the 50th percentile for executive long-term award opportunities, as compared to 2017 grant values which were depressed in recognition of disappointing financial results and returns to stockholders. In aggregate, Mr. Jenkins’ total direct compensation for 2018 was $13,115,919 which is an approximate 20% increase in total compensation from his 2017 level of $10,940,298. Stockholder Engagement The Company values the feedback and insights that it receives from its stockholders through ongoing dialogue. At the 2018 Annual Meeting, a proposal seeking an advisory vote on executive compensation for the Company’s NEOs (see “Tabular Information for Named Executive Officers”) was submitted to stockholders. Stockholders endorsed the Company’s NEO compensation, with over 92% of the votes cast indicating approval. Even in years of strong say-on-pay support, we engage with our stockholders on a regular basis to ensure we fully understand the factors they consider to be most important when evaluating our company. During 2018, in addition to regular discussions with stockholders regarding our financial results, members of executive management proactively engaged in discussions with institutional investors soliciting investors’ input regarding the strengths and weaknesses of the Company’s strategy, corporate governance, executive compensation and sustainability. Murphy extended the opportunity for one-on-one discussions with the 25 largest institutional investors holding significant ownership interests in Murphy. A number of significant investors responded favorably to the opportunity to share their views and provided meaningful input. As a result of these discussions, the Executive Compensation Committee enhanced a number of elements of our executive compensation program, as well as our proxy disclosure. These changes occurred during the remainder of 2018 and during the first quarter of 2019. Enhancements to the executive compensation program have included the following: Clarification of the Performance Metrics and Goal- Setting in the Annual Incentive Plan On May 1, 2018, Murphy filed a Form 8-K clarifying how the 2017 annual incentive performance goals are established each year pursuant to the annual incentive plan. The Company explained how the performance goals were set in response to market forces such as commodity pricing and were reflective of expected lower production rates and returns attributed to a reduction in field development capital and asset divestitures. As a result of these considerations and performance goals which were set at levels below the prior year’s results, Murphy elected to reduce its capital expenditures in order to be better stewards of the Company’s capital resources. This year, we are continuing to provide an expanded discussion of the factors underlying our annual incentive goal setting for 2018 awards. See page 27 for details. Longer performance measurement period for PSUs The Company has changed its performance measurement period for its performance-based restricted stock unit awards. The former plan design included four equally weighted measurement periods: year 1; year 2; year 3; and years 1-3 combined. Beginning with the 2019 awards under the 2018 Long-Term Incentive Plan (the “2018 LTI Plan”), a new measurement period of 36 months will be implemented. The performance metric remains as relative TSR of Murphy versus its designated industry peer group. This change in the measurement period has been made in recognition that stockholders may be more focused on demonstrated longer-term performance cycles.

2019 PROXY STATEMENT 23 Limit on PSU vesting for negative TSR The Company has added a new provision to the long-term incentive grants beginning in February 2019 that includes a vesting cap on PSU awards should the Murphy TSR be negative over the three-year performance cycle. Even if the Murphy relative TSR performance may result in an above-target payout opportunity greater than 100% of the number of PSUs granted, the new plan design caps the number of PSUs earned to 100% of the number of PSUs granted. Adoption of Double Trigger Vesting of Long-Term Incentives in Event of Change-in-Control (CIC) Beginning with equity grants made in February 2019, we no longer provide for accelerated vesting of long-term incentive compensation grants to the CEO and seven executive officers, including NEOs, who are direct reports to the CEO position upon the event of a Company CIC. Instead, grants made in February 2019 and after will be subject to a new policy that requires two defined triggers: (i) the Company experiences a CIC (as defined and set forth in the applicable long-term incentive documents); and (ii) the CEO and his direct reports, including NEOs, experiences an involuntary termination of employment or terminates employment for stated good reason upon or during a set period following the CIC. Adoption of a Single Peer Group In recent years, Murphy has relied upon two different sets of peer companies for benchmarking and financial analyses: a Compensation Peer Group used for benchmarking executive compensation and non-employee director compensation and TSR Peer Group used for the relative benchmarking of Murphy’s TSR for purposes of the Murphy long-term incentive performance plan. There was considerable, but not total, overlap between the two groups. Throughout 2018 and into the first quarter of 2019, the Executive Compensation Committee analyzed 28 exploration and production companies for potential inclusion of a new group of companies and approved a new single peer group of 16 companies and Murphy intends to use a single peer group going forward. The new peer group has been included as the identified TSR performance measurement peer group with respect to the new long-term performance plan grants awarded to NEOs in February 2019. Please see page 36 of this CD&A for identification of the new peer group. Implementation of New CIC Severance for NEOs When reviewing peer CIC-related compensation practices, the Committee determined that the Murphy’s CIC-related cash severance benefits were not competitive with our peers. In February 2019, the Company extended enhanced CIC coverage to seven executive officers who are direct reports to the CEO position. Such prospective severance compensation, payable to executives only in the events of both a CIC and a qualifying employee termination, is benchmarked to the 50th percentile of severance compensation levels of companies in Murphy’s industry sector.

24 MURPHY OIL CORPORATION Compensation and Corporate Governance Policies Stock Ownership Guidelines Directors are required to own and hold Company shares equal in value to five times their annual cash retainer. Officers of the Company or any of its operating subsidiaries are expected to own and hold a number of shares at least equal in value to a multiple of base salary, depending upon the officer’s position (5.0 times for the CEO, 2.5 times for EVPs, 2.0 times for SVPs, and 1.0 times for VPs). Pay for Performance At least 75% of each NEO’s target direct compensation is in the form of variable compensation tied to Company performance through the annual incentive and long-term incentive compensation plans. PSUs, comprise 75% of equity awards, are tied to multi-year performance goals and may not be earned above target if TSR over the performance period is negative. Anti-Hedging Policy Directors, officers, and employees are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds, or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s securities. Limited Perquisites The Company’s executive officers, including the NEOs, receive no perquisites or special executive benefits, unless such benefits serve a reasonable purpose, such as limited use of Company aircraft by the CEO. Clawback Provision In connection with the Dodd-Frank Act, the Company has adopted a policy allowing for the recovery of incentive-based compensation under certain circumstances including a potential restatement of Company financial statements. Independent Compensation Advisor The Committee of the Board has retained the services of Pay Governance as its independent advisor regarding executive compensation issues facing the Committee. Pay Governance provides no other services to Murphy or the Committee beyond its executive compensation advisory services. Annual Stockholder Say-on-Pay Vote Since the inception of the stockholder advisory vote regarding Say-on-Pay, Murphy has allowed for such a vote annually and has received a highly favorable (92% or higher) voting result each year. Stockholder engagement The Company engages with stockholders on a regular basis to fully understand the factors considered most important when evaluating the Company. Double trigger CIC provisions Equity awards granted on or after February 2019 to the CEO and seven executives reporting to the CEO, including NEOs, require a qualifying termination in order to be eligible to accelerate vesting following a CIC. Cash severance following a CIC is also double trigger. “What We Do” and “What We Don’t Do” Murphy is committed to developing and implementing executive compensation and corporate governance policies which are directly aligned with the best interests of our stockholders. In this regard, we have adopted executive compensation practices which are considered to be “best practices” and which will ensure that we have put stockholder interests at the forefront. The following table lists the practices that Murphy has implemented which describe the best practices we have adopted as “What We Do” as well as a listing of practices identified as “What We Don’t Do” that we consider not to be aligned with our stockholders’ interests. What We Do

2019 PROXY STATEMENT 25 What We Don’t Do No Employment Agreements The Company does not have written employment agreements specifying compensation levels and practices for its CEO and NEOs or any Company employee. Beginning in 2019, the only written agreement in effect is the Company’s change in control (CIC) protection for the CEO and 7 other key employees (which includes NEOs) in the form of a Severance Protection Agreement which is only operative in the event that the CEO or executive is involuntarily terminated without cause or terminates for specified good reason following a CIC transaction. No Tax Gross-Up Payments The Company does not provide its CEO or other NEOs with tax gross-up payments for any form of executive compensation, including the CIC severance compensation for the CEO. No Backdating of Stock Options Murphy has never engaged in the practice of backdating stock options or other forms of equity compensation. No Payment of Dividends on Unearned Performance Awards With respect to unearned long-term performance awards measured or paid in Company stock, the grantee will not receive dividends pursuant to such granted awards until such stock is earned and/or paid. No Above-Median Benchmarking All elements of total direct executive compensation (base salary, target annual incentive, and target long-term incentives) are benchmarked at the 50th percentile of our peers or the competitive market. No Pledging of Shares Unless Stock Ownership Guidelines are Met A director or officer may not pledge Company securities, including the purchasing of Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above. Any pledging of shares must be in compliance with applicable law and should be disclosed to the Company in advance No Payment of Awards Greater Than Target in Event of Negative TSR During the 3-Year LTI Performance Period Under the design provisions of the revised long-term incentive compensation program applicable to grants of PSUs, in the event that the Company’s TSR is negative over the applicable measurement period but results in relative performance greater than the median of its peers, the awards and payments of PSUs earned will be capped at the target level.

26 MURPHY OIL CORPORATION Elements of Compensation The Company’s executive compensation program includes a base salary, participation in an annual cash-based incentive plan, long-term incentive compensation, employee benefits and limited perquisites. The Committee believes that a majority of an executive officer’s total direct compensation opportunity (which includes base salary, annual and long-term incentive opportunities) should be performance-based. The Committee determines an executive’s total direct compensation opportunity based on compensation peer company information and survey data provided by Pay Governance to ensure the program is competitive with the compensation peer group in order to attract and retain talented executives. A. Base Salary The objectives of the base salary component of compensation are: 1 to provide a fixed level of compensation to compensate the executive for day-to-day execution of primary duties and responsibilities; 2 to assist the Company in the attraction and retention of a highly skilled competitive leadership team by paying base salaries competitive with those paid by the Company’s compensation peer group; and 3 to provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance. The Company targets the median (“50th percentile”) of competitive market pay levels for the base salary of the NEOs because it allows the organization to recruit, attract, and retain qualified management talent having the requisite skills and competencies to manage the Company and to deliver additional value for stockholders. In practice, some executives are paid above or below the 50th percentile because of their individual job performance, time in the position, and/or tenure with the Company. Executives’ salaries are ultimately determined based on the market pay levels, as well as a combination of experience, duties and responsibilities, individual performance, Company performance, general economic conditions and marketplace compensation trends. In February 2018, the Committee approved adjustments to the base salaries for the NEOs effective as of February 1, 2018: Messrs. Jenkins, Coleman, and McFadyen each received 2.5% adjustments, Mr. Compton received a 5.0% adjustment to bring his base salary closer to the midpoint of the Company’s peer group. Mr. Eckart received a 10.0% adjustment effective as of January 1, 2018 as part of the Company’s phased approach to bring his base salary closer to the midpoint of the Company’s peer group based on data provided by Pay Governance. Upon his role transition to EVP of Offshore in September 2018, and in recognition of this promotion and increase in responsibilities, Mr. McFadyen’s total increase in base salary for 2018 was approximately 19%, which included currency translation adjustments.

The chart below details executives 2017 and 2018 base salaries and adjustments:

Named Executive Officer	2017 Base Salary	2018 Base Salary	Adjustment for 2018
Roger W. Jenkins	$1,300,000	$1,332,500	2.50%
David R. Looney[1]	–	$650,000	0.00%
John W. Eckart[2]	$566,500	$623,150	10.00%
Eugene T. Coleman	$576,050	$590,451	2.50%
Michael K. McFadyen	$462,274	$550,000	19.00%[3]
Walter K. Compton	$557,230	$585,092	5.00%

1 Mr. Looney was elected as Executive Vice President & Chief Financial Officer effective March 1, 2018.

2 Mr. Eckart received a 10% increase in 2018 due to the Company's phased approach to bring his base salary closer to the midpoint of the Company's peer group. He relinquished his position as Chief Financial Officer effective March 1, 2018 and retired from the Company as Executive Vice President on May 31, 2018.

3 This amount includes an adjustment on February 1, 2018 and on September 1, 2018 when Mr. McFadyen transitioned to EVP of Offshore. The total increase also includes currency translation adjustments.

B. Annual Incentive Plan

The objectives of the Company's annual incentive program are:

1 to provide cash-based incentive compensation linked to Company performance to those officers, executives, and key employees who contribute significantly to the growth and success of the Company;

2 to attract and retain individuals of outstanding ability;

3 to align the interests of those who hold positions of major responsibility in the Company with the interests of the Company's stockholders; and

4 to encourage excellent operational performance by rewarding executives when they achieve this level of performance.

The Committee targets the 50th percentile of competitive market pay levels for its annual target incentive to motivate its executives. Executives have the opportunity to be compensated above the median of market pay levels when the Company has above market performance based on established performance measures. In February 2018, the Committee reviewed an analysis of the top executives prepared by Pay Governance and approved adjustments, where necessary, to bring target bonus percentages in line with the market. For 2018, the target bonus percentages of the Company's NEOs were at the median of the competitive market.

The 2017 Annual Incentive Plan (the "2017 Plan") provides the Committee with a list of performance criteria to be used for determination of performance-based awards.

For 2018, the performance criteria, approved by the Committee, was modified from the criteria used in the prior year to increase the profile for the role of capital efficiency and financial discipline by replacing EBITDA/BOE with EBITDA/Average Capital Employed.

2019 PROXY STATEMENT 27

28 MURPHY OIL CORPORATION PERFORMANCE METRICS AND WEIGHTINGS    2018 Performance Criteria Metric     Weighting Definition Safety Total Recordable Incident Rate (TRIR) 7.5% Defined as the combined number of incidents for both contractors and employees worldwide per 200,000 work hours. The lower the result, the better the performance. The health and safety of the Company’s employees and contractors is important to the Company. Inclusion of a safety metric reflects the Company’s emphasis on safe operations by both employees and contractors. Environmental Spill Rate 7.5% Defined as the number of spills equal to or greater than one barrel per million BOEs1 produced. Like TRIR, the lower the spill rate, the better our environmental performance. Inclusion of a spill metric reflects the Company’s commitment to environmentally sound operations. Financial EBITDA/Average Capital Employed1 Lease Operating Expense (“LOE”)/BOE2 25% 20% These financial goals focus on financial discipline and encourage employees to manage costs relative to gross margins and the commodity price environment. Operational Produced Reserves Replacement (organic) Production Target (BOEPD)3 20% 20% The primary business objectives for an exploration and production company are to find oil and natural gas reserves at a competitive cost while generating economic value for its stockholders and assuring that reserves are prudently converted into production and ultimately cash flow. Including specific operational goals on reserves additions (excluding acquisitions and divestitures) and production volumes provides a direct line of sight for the Company’s employees of their impact in the Company’s operational success. 1 EBITDA/Average Capital Employed is calculated by dividing the Company’s EBITDA by the sum of the opening plus closing Capital Employed (total equity + total long-term debt + total short-term debt) divided by two. 2 A barrel of oil equivalent (BOE) is a term used to summarize the amount of energy that is equivalent to the amount of energy found in one barrel of crude oil. One barrel of oil is generally deemed to have the same amount of energy content as 6,000 cubic feet of natural gas. 3 Barrels of oil equivalent per day (BOEPD) is a term that is used in conjunction with the production or distribution of oil and natural gas.    PERFORMANCE TARGETS AND GOAL SETTING PROCESS With respect to the NEOs, the following table summarizes the performance metrics, respective weighting of performance metrics and weighted performance scores based on actual performance, used in determining their respective annual incentive awards for 2018. The stretched targets for performance metrics were primarily based on historical data, budgets and forecasts.

Under the terms of the 2017 Plan, achievement of 100% of the target rate results in the payment of 100% of individual target awards. For NEOs, achievement of the minimum of the performance range results in the payment of 62.5% of individual target awards and achievement of the maximum results in the payment of 250% of individual target awards, in each case subject to a discretionary downward adjustment by the Committee of up to 100%. No awards are payable if performance falls below the threshold level.

2018 AIP Metrics and Results

Metric	Threshold	Target	Maximum	Actual Results	Payout Achieved	Weighting	Result
TRIR	0.37	0.26	0.00	0.40	0.00%	7.50%	0.00%
Spill Rate	0.17	0.11	0.00	0.60	181.82%	7.50%	13.46%
LOE/BOE	$9.18	$8.80	$7.91	$8.95	102.68%	20.00%	20.54%
Reserves Replacement	85.00%	100.00%	140.00%	166.00%	250.00%	20.00%	50.00%
Production Target (BOEPD)	161,500	170,000	178,500	167,792	108.76%	20.00%	21.75%
EBITDA/Average Capital Employed	17.00%	19.00%	21.00%	19.90%	181.25%	25.00%	45.31%
Total							**151.24%**

The Committee exercised its negative discretion in adjusting annual cash payments under the AIP for NEOs for 2018 bonuses, which were payable in the first quarter of 2019. These downward adjustments included an across-the-board cut by 8% to 20% for all earned awards to the NEOs bringing NEO payouts to a level commensurate with those of other plan participants, even though the Company met or exceeded three of the six 2018 operational, safety and strategic performance goals. Mr. Looney and Mr. Coleman received a smaller reduction than other NEOs based on the feedback of the CEO as to their performance during 2018. Actual payouts are set forth in the table below:

Named Executive Officer	2018 Base Salary Earnings	Target Bonus as a Percentage of Base Salary Earnings	Target Bonus Award (Base Salary Earnings Multiplied by Target Bonus Percentage	Earned Award (151.24% of Target)	Negative Discretion Applied	Actual Amount Awarded
Roger W. Jenkins	$1,329,806	135%	$1,795,239	$2,715,119	8%	$2,500,000
David R. Looney	$541,672	85%	$460,421	$696,341	12%	$612,770
John W. Eckart	$259,646	85%	$220,699	$333,785	20%	$267,024
Eugene T. Coleman	$589,251	85%	$500,863	$757,506	16%	$636,294
Michael K. McFadyen	$473,476	85%	$402,455	$608,672	20%	$486,930
Walter K. Compton	$582,770	75%	$437,078	$661,036	20%	$528,820

2019 PROXY STATEMENT 29

30 MURPHY OIL CORPORATION C. Long-term Incentive Compensation The objectives of the Company’s long-term incentive program are: 1 to align executives’ interests with the interests of stockholders; 2 to reinforce the critical objective of building stockholder value over the long term; 3 to assist in the long-term attraction, motivation, and retention of an outstanding management team; 4 to complement the short-term performance metrics of the 2017 Plan; and 5 to focus management attention upon the execution of the long-term business strategy of the Company. The Company generally targets the median of competitive market pay levels for the annual grant value of long-term incentive compensation. When determining the size of the equity-based awards to the executives and the total number of shares available for equity-based award grants for all management employees for the fiscal year, the Committee considers survey data provided by the Committee’s compensation consultant, overall Company performance, internal equity, and individual performance, as well as the proportion of the total shares outstanding used for annual equity-based award grants and the potential dilution to the Company’s stockholders. During the first quarter of 2018, the Committee awarded long-term incentive grants to NEOs pursuant to the 2012 Long-term Incentive Plan (the ‘2012 LTI Plan”) equal to approximately 100% of the target award opportunities for each NEO based upon the 50th percentile competitive market practice. This also represented a return to the Company’s target market positioning for long-term incentive awards after grants in 2017 were made below the 50th percentile based on the Committee’s view of appropriate grant levels at that time. Long-term incentive compensation for 2018 included the grant of RSUs and PSUs under the Company’s 2012 LTI Plan and the Company’s 2018 LTI Plan, which replaced the 2012 LTI Plan after the 2018 LTI Plan’s approval at the 2018 Annual Meeting. Long-term incentive grants for each NEO were awarded 75% in the value of PSUs and 25% in the value of RSUs. In light of a shift in the peer group compensation practices and due to provisions contained within the 2012 LTI Plan, the Committee ceased the inclusion of stock options as a part of the 2018 long-term incentive compensation mix. To maintain parity with the other operational EVPs, Mr. McFadyen’s 2018 long-term incentive grants equaled approximately 162% of his U.S. dollar long-term incentive target guideline due to his performance and the exchange rate disparity between the U.S. and Canadian dollar. Mr. Coleman’s 2018 long-term incentive grants equaled approximately 130% of his U.S. dollar long-term incentive target guideline due to his performance. These guidelines, provided by Pay Governance from the Mercer Human Resource Consulting Energy 27 survey, were constructed around the 50th percentile competitive data. Total grants to all long-term incentive participants made in 2018 equaled approximately 0.95% of the Company’s outstanding shares which is below the 1% annual maximum grant allowed under the 2012 LTI Plan and 2018 LTI Plan.

2019 PROXY STATEMENT 31 NEO grants were as follows:    Named Executive Officer Number of Time-Based Restricted Stock Units 1,2 Number of Performance-Based Restricted Stock Units1,2 Roger W. Jenkins 81,000 244,000 David R. Looney 28,000 85,000 John W. Eckart 21,000 62,000 Eugene T. Coleman 46,0003 63,000 Michael K. McFadyen 46,0003 63,000 Walter K. Compton 16,000 47,000 1 Time-based and Performance-based RSU awards generally vest on the third anniversary of the award’s grant date. 2 Grant date fair values are listed in the 2018 Grants of Plan-Based Awards Table. 3 Includes an additional time-based RSU award of 25,000 units. This award was granted on February 6, 2018 and is scheduled to vest on the fifth anniversary of the award’s grant date.    TIME-BASED RESTRICTED STOCK UNITS RSUs awarded in 2018 generally vest on the third anniversary of the grant date. Dividend equivalents are accumulated during the performance period and pay out only if the underlying units vest and are earned. Holders of RSUs do not have any voting rights. PERFORMANCE-BASED RESTRICTED STOCK UNITS TSR as a Performance Metric The Committee believes that a performance unit program based on TSR relative to peer companies aligns pay and Company performance. The industry peers selected for each performance cycle generally match the industry peers comprising the prevailing peer group used for compensation benchmarking. TSR is determined by calculating the stock price appreciation, or reduction per share, for the performance period assuming dividends are reinvested on a monthly basis. For purposes of this calculation, the beginning and ending stock prices are the averages of the closing stock prices for the month immediately preceding and the last month of the performance period. Notwithstanding the satisfaction of any performance goals, the number of shares granted, issued, retainable and/or vested under an award of PSUs on account of either financial performance or personal performance evaluations may, to the extent specified in the Agreement, be reduced by the Committee on the basis of such further considerations as determined by the Committee in its sole discretion. Payout / Performance Leverage PSUs awarded in 2018 will be eligible to vest in three years based on how the Company’s TSR compares to the TSR of an index of the comparator group of energy companies (identified above). The 2018 performance unit awards contain four equally weighted measurement periods: year 1; year 2; year 3; and years 1-3 combined. Achievement of the 50th percentile TSR of the TSR peer group is required for vesting and payment of 100% of the target PSUs awarded, achievement of the 90th percentile TSR of the TSR peer group is required for vesting and payment of 150% of the target PSUs awarded, and achievement of the 25th percentile TSR of the TSR peer group is required for the vesting and payment of 50% of the target PSUs awarded. A prorated percentage of PSUs can vest and be paid for performance between the 25th and 90th TSR percentiles. No payment is made for achievement below the 25th percentile TSR of the TSR peer group. Dividend equivalents are accumulated during the performance period and pay out only to the extent that the underlying units vest and are earned. Holders of PSUs do not have any voting rights.

32 MURPHY OIL CORPORATION FORM OF COMPENSATION SELECTION AND PLAN INFORMATION As noted above, the Committee currently uses two principal forms of long-term incentive compensation: RSUs and PSUs. While the Committee expects to continue to use these two principal forms of equity-based incentives going forward, it is possible that the Committee may adopt a different long-term incentive compensation strategy in future years in response to changes in the competitive marketplace, regulatory actions, and/or changes to business strategy. In order to provide for flexibility going forward, the 2018 LTI Plan provides possible alternative long-term equity incentive awards in addition to time-based and performance-based restricted stock units, including stock options, stock appreciation rights, performance shares, phantom units, dividend equivalents, and other stock-based incentives. The 2018 LTI Plan includes a list of other performance criteria that could be used for determination of performance-based awards. During 2018, the Company granted 1,641,500 shares as Full Value Awards under the 2012 LTI Plan and 10,000 as Full Value Awards under the 2018 LTI Plan (as defined in the applicable plan). As of December 31, 2018, the number of shares available for future grants of Full Value Awards under the 2018 LTI Plan was 3,365,000. No further awards will be granted under the 2012 LTI Plan.

2019 PROXY STATEMENT 33 Target versus Realizable Compensation Chart–CEO Compensation The “Target” bars represent Mr. Jenkins’ base salary, target AIP opportunity and the grant-date fair value of his long-term incentive awards for 2016, 2017 and 2018. The “Realizable” bars represent each year’s base salary paid, AIP earned and not paid until the following year, and the value of those long-term incentive awards as of December 31, 2018. $1,300 $1,300 $1,300 $1,300 $1,332 $1,332 $1,755 $1,950 $1,755 $2,160 $1,798 $2,500 $3,517 $4,139 $7,481 $8,178 $9,286 $9,757 $6,233 $2,269 $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 $16,000 2016 Target 2016 Realizable 2017 Target 2017 Realizable 2018 Target 2018 Realizable Base AIP LTIP LTIP value not granted Represents the reduction in value of LTI grant value due to Committee granting the same number of shares as in 2015 Represents the reduction in value of LTI grant value from target due to the reduction of the number of stock options granted to remain compliant under the 2012 LTI Plan 2016     2017 2018 2016 -2018 TSR PERFORMANCE 45.68% -6.65% -6.36% 8.39% TSR PEER GROUP RANK 6 /17 4 / 17 6 / 17 3 / 17

34 MURPHY OIL CORPORATION D. Employee Benefits and Perquisites The objectives of the Company’s employee benefits and perquisites program are: 1 to provide an employee benefit package with the same level of benefits provided to all Company employees which is competitive within the Company’s industry sector; 2 to offer executives indirect compensation which is efficient and supplemental to their direct compensation to assist with retirement, health, and welfare needs for individuals and their families; and 3 to provide only limited benefits to selected executives as deemed appropriate under the circumstances. The Company’s executives are provided usual and customary employee benefits available to all employees. These include thrift savings (401(k)), life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, long-term disability insurance, and a Company-sponsored pension plan. Effective with the spin-off of Murphy’s former U.S. retail marketing operation, Murphy USA Inc. (MUSA) on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. Certain Company employees’ benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees; however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date. For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula. Tax regulations adversely affect certain highly compensated employees by restricting their full participation in qualified pension and defined contribution (thrift) plans. In an effort to provide the same level of retirement benefit opportunity for all employees, the Company maintains a Supplemental Executive Retirement Plan (the “SERP”). The purpose of the SERP is to restore pension plan and thrift plan benefits which are not payable under such plans because of certain specified benefit and compensation limitations under tax regulations. The benefit to the Company of this arrangement is the retention and long-term service of employees who are otherwise unprotected by employment contracts. The SERP is unfunded and is subject to general credit of the Company. Other than the SERP, the Company does not offer a deferred compensation alternative to the NEOs. The Committee also provides to Mr. Jenkins a maximum of 50 flight hours each year in the continental United States on Company aircraft as part of his total compensation package. Mr. Jenkins’ aggregate incremental cost to the Company of $173,615 as reported in the 2018 Summary Compensation Table. The Standard Industry Fare Level rate was used to determine the income reportable to Mr. Jenkins for these trips, and the Company has not provided any tax gross-up or other tax assistance with respect to the income recognized for use of the Company aircraft.

Actions Related to 2019 Compensation At its meeting on February 4, 2019, the Committee discussed executive compensation issues reflecting the Company’s 2018 performance results and executive pay matters for fiscal year 2019. The Committee reviewed and analyzed the Murphy executive compensation program as well as considered the past year’s performance and proper positioning of compensation opportunities for fiscal year 2019. Key decisions and actions related to 2019 executive compensation reached by the Committee are included below: Actions Taken During 2019 to Enhance the Executive Compensation Program Performance Share Unit Awards (“PSUs”) – Measurement Period The Committee recognizes that stockholders may be more focused on demonstrated longer-term performance cycles. At its February meeting, the Committee approved that TSR metrics be based solely on a 36-month measurement period, rather than including three one-year measurement periods, pursuant to the Company’s 2018 LTI Plan. PSUs – Vesting Cap for Negative Absolute TSR To further align the payouts our executives receive with the Company’s TSR, the Committee reviewed the relative TSR performance terms for the PSU awards at its February meeting. After review, the Committee approved new terms beginning with the 2019 PSU awards. If the TSR at the end of the performance period is negative, the new terms will prohibit vesting above the target level of performance and the payout percentage will be capped at 100% regardless of ranking. Adoption of Change in Control Double Trigger Vesting for Long-Term Incentives Beginning in February 2019, any long-term incentive awards granted to the CEO, to direct reports of the CEO and to any Named Executive Officer will require two defined triggers upon a Company CIC event: (i) the Company experiences a CIC (as defined and set forth in various long-term incentive documents); and (ii) the CEO, a direct report of the CEO and any Named Executive Officer experiences an involuntary termination of employment or terminates employment for stated good reason. Adoption of a Single Peer Group Beginning 2019, the Committee adopted a new 17 company peer group effective with the 2019 performance year and years thereafter which will be used for both compensation and performance benchmarking as well as the relative TSR performance ranking process for long-term PSU grants. This single peer group is comprised of both peer companies that are engaged in offshore, international exploration and production as well as peer companies engaged in onshore, multi-play shale exploration and production in the U.S. Severance Protection Plan for Selected Officers in Event of Company CIC Seven officers, in addition to the CEO, were extended severance compensation protection in the event that they were terminated involuntarily or elected to terminate for stated good reason within two years following a Company CIC transaction. Such prospective compensation, payable only in the event of a CIC and termination of employment, has been benchmarked to the 50th percentile of industry severance compensation practices. 2019 PROXY STATEMENT 35

36 MURPHY OIL CORPORATION Compensation Policies and Processes The Committee oversees and approves the compensation of the NEOs. The Committee currently consists of four members, all of whom have been determined by the Board to satisfy the heightened independence requirements of the NYSE and the Company’s categorical independence standards. The Nominating & Governance Committee recommends nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members are appointed and approved by the Board and may be removed by the Board at any time. Members of the Committee during 2018 were Neal E. Schmale (Chair), T. Jay Collins, Walentin Mirosh and Jeffrey W. Nolan. The Committee reviews and approves corporate goals and objectives relevant to the CEO’s and other NEO’s compensation and evaluates the CEO’s performance in light of these goals and objectives. Any decisions regarding the CEO’s compensation are made solely by the Committee based on that evaluation. For NEOs other than the CEO, the Committee considers the performance evaluations made by the CEO and the recommendations of the CEO. The Committee administers and makes recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, and it reviews and approves awards granted under such plans. Role of Independent Compensation Advisory Firm As set forth in its charter, which can be found on the Company’s website http://ir.murphyoilcorp.com/phoenix. zhtml?c=61237&p=irol-govHighlights, the Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and has the sole authority to approve the consultant’s fees and other retention terms. Advice and assistance from internal or external legal, accounting or other advisors is also available to the Committee. Pay Governance provides the Committee with, among other things, an analysis of trends and compensation data for general industry, the oil and natural gas industry and a select group of comparator companies within the oil and natural gas industry. In 2018, the Committee again retained Pay Governance as an independent compensation consultant. All Pay Governance invoices were approved by the Committee’s Chair prior to payment. In its role as an advisor to the Committee, Pay Governance attended all three Committee meetings in 2018 and provided the Committee with objective and expert analyses, independent advice and information with respect to executive and director compensation. Pay Governance does not provide any other consulting services to the Committee or to the Company, other than those dealing with executive compensation and the compensation of non-employee directors. The Committee annually evaluates the performance and independence of Pay Governance. In 2018, Pay Governance delivered a letter to the Committee that provided full disclosure relating to Pay Governance’s relationship to the Company, taking into account the SEC’s Consultant Independence Factors and Pay Governance’s Independence Policy. The Committee has determined that there are no business or personal relationships between Pay Governance and the members of the Committee or the Company’s executive officers that may create a conflict of interest impairing Pay Governance’s ability to provide independent objective advice to the Committee. 2018 Peer Group Determination The Committee annually engages Pay Governance to determine appropriate comparator companies for purposes of peer compensation analysis. In 2014, Pay Governance recommended a bifurcated approach resulting in the selection of one group for general compensation comparisons and a larger second group for the TSR calculation. In 2015, Pay Governance recognized the Company’s mix of onshore, offshore, domestic and international operations and selected a group of companies with business and labor rationales similar to those of the Company for compensation benchmarking. Pay Governance further noted that the relatively small number of companies in that group, coupled with a wide divergence in market capitalization, could lead to distortions in the calculation of relative TSR and recommended that a larger group of companies be utilized for this purpose. In 2018, Pay Governance reaffirmed this bifurcated approach and the Committee approved the use of two separate peer groups in designing the compensation programs for the Company: the compensation peer group and the TSR peer group.

The table below sets forth the 2018 peer groups:

Company	2018 Compensation Peer	2018 TSR Peer
Anadarko Petroleum Corporation	■	■
Apache Corporation	■	■
Cabot Oil & Gas Corporation		■
Chesapeake Energy Corporation	■	■
Cimarex Energy Co.		■
Devon Energy Corporation	■	■
Encana Corporation	■	■
EOG Resources, Inc.	■	■
Hess Corporation	■	■
Marathon Oil Corporation	■	■
Newfield Exploration Company		■
Noble Energy, Inc.	■	■
Pioneer Natural Resources Corporation	■	■
Range Resources Corporation		■
Southwestern Energy Corporation		■
Whiting Petroleum Corporation		■

■ **2018 Compensation Peer** ■ **2018 TSR Peer**

For 2019, Pay Governance revisited the bifurcated approach at the request of the Committee to determine if a single peer group would be best suited for purposes of compensation benchmarking as well as TSR relative ranking with respect to prospective new grants of performance-based long-term incentives. The peer group company search criteria included:

- Market capitalization of Murphy ranking at least at the 25th to 30th percentile of the potential new peers; and

In order to balance out market capitalization with complexity and breadth, the following variables were also considered:

- Offshore, deep-water companies;
- Onshore companies;
- Exploration and production companies with multiple onshore plays; and
- International operations.

The Committee found that the difference between the two peer groups used by Murphy presented a significant difference in the scope and size of companies included in both. For example, the 10-company peer group used for compensation benchmarking included larger E & P companies that were predominately involved in international deep-water exploration. Murphy's market capitalization compared to those 10 companies was well below the 25th percentile of that group, even though Murphy directly competes with those companies for management talent. The TSR performance benchmarking peer group included many more on-shore companies, some of which were well below the Murphy market capitalization size criteria. As a result, the Committee worked closely with its executive compensation group to select a single peer group that would directly address the disparate market capitalization issues found in both sets of peers by selecting a single peer group that would better fit the parameters of Murphy's size, scope of operations, and source of management talent.

Following this analysis, Pay Governance recommended the adoption of, and the Committee approved, a new single peer group that includes a group of comparable companies to be used for both the Company's 2019 Compensation and TSR peer group. The recommendation included the elimination of EOG Resources, Inc. and Pioneer Natural Resources due to their large size as measured by market capitalization, the addition of three onshore multiple play companies: Matador Resources, SM Energy Company, and CNX Resources Corporation, and the retention of Newfield Exploration for the near term until its acquisition by Encana Corporation is approved and the transaction is closed.

2019 PROXY STATEMENT 37

The table below illustrates the changes to the Company’s peer group for 2019: - Peers Removed (2) = 2019 Peer Group (17 Total Companies) EOG Resources, Inc. Anadarko Petroleum Corporation Pioneer Natural Resources Corporation Apache Corporation Cabot Oil & Gas Corporation Chesapeake Energy Corporation + Peers Added (3)    Cimarex Energy Co. CNX Resources Corporation CNX Resources Corporation Matador Resources Company Devon Energy Corporation SM Energy Company Encana Corporation Hess Corporation Marathon Oil Corporation Matador Resources Company Newfield Exploration Company Noble Energy, Inc. Range Resources Corporation SM Energy Company Southwestern Energy Corporation Whiting Petroleum Corporation In addition to comparator company information, the Committee uses Mercer Human Resource Consulting Energy 27 survey information to determine competitive market pay levels for the NEOs. The Committee also reviews a special analysis of the competitive pay levels of the Company’s compensation peer group in establishing pay levels for the CEO and NEOs. The Committee generally takes action on compensation matters, including the grant of long-term incentive awards, at its meeting held in conjunction with the February Board meeting. At this meeting the Committee also considers adjustments to NEO base salary, annual incentive bonus opportunities and grants of long-term incentive awards. The Committee also meets at other times during the year as necessary and, in 2018, met three times.    38    MURPHY OIL CORPORATION

Guiding Principles The Committee bases its executive compensation decisions on principles designed to align the interests of executives with those of stockholders. The Committee intends compensation to provide a direct link with the Company’s objectives, business strategies and financial results. In order to motivate, attract and retain key executives who are critical to its long-term success, the Company believes that its pay package should be competitive with others in the oil and natural gas industry. In addition, the Company believes that executives should be rewarded for both the short-term and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives. In order to promote the long-term, as well as short-term interests of the Company, and to more closely align the interests of its key employees to those of its stockholders, the Company uses a mix of short-term and long-term incentives in its compensation packages. Individuals in primary positions to influence the growth of stockholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. To this end, executives have a compensation package which includes a base salary, participation in a cash-based annual incentive plan, participation in an equity-based long-term incentive plan and certain other compensation, including customary benefits as discussed in Section D of Elements of Compensation in this CD&A. In addition, the compensation package for the CEO includes limited personal use of Company aircraft. The Company believes that this combination of base salary, short-term incentives, long-term incentives and employee benefits provides the best balance between the need for the Company to provide executive compensation which is competitive in the marketplace and therefore necessary for recruiting and retention, and the desire to have management’s interests, motivations and prosperity aligned with the interests of the Company’s stockholders. At the Company’s Annual Meeting of stockholders on May 9, 2018, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-pay” proposal) to approve the compensation of the CEO and NEOs, as disclosed in the Proxy Statement, for the meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of over 92% in 2018, consistent with the highly favorable vote outcomes by stockholders since the onset of the say-on-pay voting requirement. The Committee is cognizant of the advisory vote results of say-on-pay and will communicate directly with investors/stockholders as required to address their concerns. Risk Evaluation In order to monitor the risk associated with executive compensation, in October 2018, the Committee reviewed a report from Pay Governance assessing the risks arising from the Company’s compensation policies and practices. The Committee agreed with the report’s findings that these risks were within the Committee’s ability to effectively monitor and manage and the programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company. Tax Policy Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of compensation paid to certain NEOs to $1 million annually. Prior to the Tax Cuts and Jobs Act (“TCJA”) that was signed into law on December 22, 2017, Section 162(m) provided an exception from this limitation for “qualified performance-based compensation,” and the Committee considered the impact of the tax deductibility limitation when making compensation decisions and certain elements of the Company’s incentive compensation program were structured to meet this exception. The TCJA repealed the “qualified performance-based compensation” exception, effective for taxable years beginning after December 31, 2017. The TCJA provides transition relief for certain contractual arrangements in place as of November 2, 2017, if certain requirements are met. The Committee has and will continue to retain the flexibility to design and maintain the executive compensation programs in a manner that is most beneficial to stockholders, including the payment of compensation that is subject to the deduction limits under Section 162(m). 2019 PROXY STATEMENT 39

40 MURPHY OIL CORPORATION Executive Compensation Committee Report The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement. EXECUTIVE COMPENSATION COMMITTEE Neal E. Schmale (Chair) T. Jay Collins Walentin Mirosh Jeffrey W. Nolan

Executive Compensation

Tabular Information for Named Executive Officers

Further information with respect to the Named Executive Officers is set forth in the following tables:

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Roger W. Jenkins President and Chief Executive Officer	2018	1,329,806	–	9,286,113	–	2,500,000	–	254,213	13,370,132
	2017	1,300,015	–	6,199,020	1,281,560	2,159,703	1,830,640	219,137	12,990,075
	2016	1,300,013	–	2,410,310	1,106,600	1,950,000	1,501,179	233,645	8,501,747
David R. Looney[5] Executive Vice President and Chief Financial Officer	2018	541,672		2,809,968	–	612,770	–	279,630	4,244,040
John W. Eckart[6] Executive Vice President	2018	259,646	–	794,053	–	267,024	830,737	15,916	2,167,376
	2017	562,227	–	1,261,320	262,680	646,905	950,295	34,543	3,717,970
	2016	515,011	–	442,990	206,230	486,000	547,018	31,800	2,229,049
Eugene T. Coleman Executive Vice President	2018	589,251	–	3,110,653	–	636,294	37,465	36,165	4,409,828
	2017	574,888	–	1,619,005	334,320	583,652	597,614	35,303	3,744,782
	2016	562,011	–	1,220,090	286,710	492,000	381,326	34,620	2,976,757
Michael K. McFadyen[7] Executive Vice President	2018	473,476	66,667	3,110,653	–	486,929	14,768	70,451	4,222,944
	2017	461,334	100,000	1,619,005	334,320	425,789	546,530	28,766	3,515,744
	2016	422,289	100,000	1,220,090	286,710	369,451	318,445	26,354	2,743,339
Walter K. Compton Executive Vice President and General Counsel	2018	582,770	–	1,800,018	–	528,820	–	35,776	2,947,384
	2017	555,884	–	1,207,530	246,760	444,646	897,450	34,163	3,386,433
	2016	541,006	–	475,550	216,290	391,000	508,648	33,360	2,165,854

1 The restricted stock unit awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note K to the consolidated financial statements included in the 2018 Form 10-K report. Performance-based restricted stock unit awards are subject to performance-based conditions and are forfeited if the grantee's employment terminates for any reason other than retirement, death or full disability. The performance-based restricted stock unit awards vest three years from the date of grant if performance conditions are met. Time-based restricted stock unit awards vest three years from the date of grant and are forfeited if the grantee's employment terminates for any reason other than retirement, death or full disability. There is no assurance that the value realized by the executive will be at or near the value included herein.

2 Reflects payments under our annual incentive program awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported these incentives as a component of compensation expense in the year for which the award was earned.

2019 PROXY STATEMENT 41

3 The amounts shown in this column reflect the annual change in accumulated benefits under the Murphy Oil Supplemental Executive Retirement Plan. See the 2018 Pension Benefits Table below for more information. There are no deferred compensation earnings reported in this column, as the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings. See the 2018 Non-qualified Deferred Compensation Table below for more information. Where the annual change in accumulated benefits was negative, it was excluded from this column and from the Summary Compensation Table Total column. The annual change in accumulated benefits were negative for 2018 for Mr. Jenkins (-$91,797) and Mr. Compton (-$219,082). 4 The total amounts shown in this column for 2018 consist of the following: Mr. Jenkins $79,788 - Company contributions to defined contribution plans; $810 - benefit attributable to Company-provided term life insurance policy; $173,615 - Company airplane usage based on aggregate incremental cost to the Company. The aggregate incremental cost to the Company for airplane usage is calculated by multiplying, for each trip, the statutory miles for each trip times the 12-month average direct cost per statutory mile for the airplane used. The direct costs utilized in the calculation include: travel expenses for the aviation crew, communications expenses, landing fees, fuel and lubrication, contract maintenance and repairs, and the provision allocated for the overhaul of the engines. Mr. Looney: $30,875 - Company contributions to defined contribution plans; $810 - Benefit attributable to Company-provided term life insurance policy; $247,945 - Benefit attributable to Company relocation allowances. Mr. Eckart: $15,579 - Company contributions to defined contribution plans; $338 - Benefit attributable to Company-provided term life insurance policy Mr. Coleman: $35,355 - Company contributions to defined contribution plans; $810 - Benefit attributable to Company-provided term life insurance policy. Mr. McFadyen: $11,000 - Company contributions to defined contribution plans; $931 - Benefit attributable to Company-provided term life insurance policy; $58,320 - Benefit attributable to Company relocation allowances. Mr. Compton: $34,966 - Company contributions to defined contribution plans; $810 - Benefit attributable to Company-provided term life insurance policy. 5 Mr. Looney was appointed as our Executive Vice President and Chief Financial Officer, and became a NEO, on March 1, 2018. 6 Mr. Eckart relinquished his title as Chief Financial Officer on February 28, 2018 and retired from the Company effective May 31, 2018. 7 Mr. McFadyen’s Canadian based salary earnings were converted to US$473,476 using a currency conversion factor of 0.7333 Canadian dollars to U.S. dollar as of December 31, 2018. Pay Ratio In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2018: the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $140,965; the annual total compensation of Chief Executive officer was $13,370,132; and the ratio of these two amounts was 95 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.    SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. METHODOLOGY FOR IDENTIFYING OUR “MEDIAN EMPLOYEE” Employee Population To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee”. We determined that, as of December 31, 2018, our employee population consisted of approximately 1,300 individuals. To identify our “median employee” from our total employee population, we compared the amount of total taxable earnings reflected in each country’s payroll records, converted to U.S. dollars. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation. 42 MURPHY OIL CORPORATION

DETERMINATION OF ANNUAL TOTAL COMPENSATION OF OUR "MEDIAN EMPLOYEE" AND OUR CEO

Once we identified our "median employee", we then calculated such employee's annual total compensation for 2018 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2018 (as set forth in the above 2018 Summary Compensation Table).

Our CEO's annual total compensation for 2018 for purposes of the Pay Ratio Rule is equal to the amount reported in the "Total" column in the 2018 Summary Compensation Table, adjusted, to the extent applicable, in a similar manner as the annual total compensation of our "median employee".

2018 Grants of Plan-Based Award Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]				
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Roger W. Jenkins		1,122,024	1,795,238	4,000,000	–	–	-	–	–
	2/6/18	–	–	–	122,000	244,000	366,000	–	6,983,890
	2/6/18	–	–	–	–	–	–	81,000	2,302,223
David R. Looney		287,763	460,421	1,151,053	–	–	–	–	–
	3/1/18	–	–	–	42,500	85,000	127,500	–	2,090,788
	3/1/18	–	–	–	–	–	–	28,000	719,180
John W. Eckart		137,934	220,699	551,748	–	–	–	–	–
	2/6/18	–	–	–	31,000	62,000	93,000	–	197,180
	2/6/18	–	–	–	–	–	–	21,000	596,873
Eugene T. Coleman		313,040	500,863	1,252,158	–	–	–	–	–
	2/6/18	–	–	–	31,500	63,000	94,500	–	1,803,218
	2/6/18	–	–	–	–	–	–	46,000	1,307,435
Michael K. McFadyen		251,534	402,455	1,006,137	–	–	–	–	–
	2/6/18	–	–	–	31,500	63,000	94,500	–	1,803,218
	2/6/18	–	–	–	–	–	–	46,000	1,307,435
Walter K. Compton		273,173	437,078	1,092,694	–	–	-	–	–
	2/6/18	–	–	–	23,500	47,000	70,500	–	1,345,258
	2/6/18	–	–	–	–	–	–	16,000	454,760

1 Threshold and maximum awards are based on the provisions in our annual incentive program. Actual awards earned can range from 0 to 250% of the target awards. The Committee retains the authority to make awards under the program and to use its judgment in adjusting awards downward. Actual payouts for 2018 are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

2 Threshold and maximum awards are based on the provisions of the applicable PSU award agreements. Actual PSU awards earned can range from 0 to 150% of the target awards.

3 Amounts include time-based RSUs, which generally cliff-vest three years after their grant date.

4 The grant date value for the RSUs is computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note K to the consolidated financial statements included in the 2018 Form 10-K report. The grant date fair value of the Company's performance-based restricted stock units is determined using a Monte-Carlo valuation model, as further described in Note K to the consolidated financial statements included in the Form 10-K report.

2019 PROXY STATEMENT 43

2018 Outstanding Equity Awards at Fiscal Year-End Table: Option Awards				
Name	Number of Securities Underlying Unexercised Exercisable Options (#) [1]	Number of Securities Underlying Unexercised Unexercisable Options (#)[1]	Option Exercise Price ($)	Option Expiration Date
Roger W. Jenkins	71,955		51.6305	1/31/19
	55,350		39.0244	6/20/19
	129,519		54.2141	2/5/20
	96,785		62.9765	8/7/20
	120,000		55.8200	2/4/21
	220,000		49.6500	2/3/22
	110,000	110,000	17.5650	2/2/23
		161,000	28.5050	1/31/24
David R. Looney	–			
John W. Eckart	38,745		51.6305	1/31/19
	43,394		54.2141	2/5/20
	15,000		55.8200	5/31/20
	41,000		49.6500	5/31/20
	20,500		17.5650	5/31/20
Eugene T. Coleman	44,280		51.6305	1/31/19
	62,546		54.2141	2/5/20
	25,000		55.8200	2/4/21
	57,000		49.6500	2/3/22
	–	28,500	17.5650	2/2/23
		42,000	28.5050	1/31/24
Michael K. McFadyen	44,280		51.6305	1/31/19
	62,546		54.2141	2/5/20
	23,000		55.8200	2/4/21
	50,000		49.6500	2/3/22
	28,500	28,500	17.5650	2/2/23
		42,000	28.5050	1/31/24
Walter K. Compton	33,210		51.6305	1/31/19
	47,048		54.2141	2/5/20
	23,000		55.8200	2/4/21
	43,000		49.6500	2/3/22
	21,500	21,500	17.5650	2/2/23
		31,000	28.5050	1/31/24

44 MURPHY OIL CORPORATION

2019 PROXY STATEMENT 45 2018 Outstanding Equity Awards at Fiscal Year-End Table: Stock Awards Name Number of Shares or Units of Stocks That Have Not Vested 2 (#) Market Value of Shares or Units of Stocks That Have Not Vested 3,4,5 ($) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested 2 (#) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested 3,4,5 ($) Roger W. Jenkins 214,230 5,010,858 519,150 12,142,932 David R. Looney 37,295 872,331 127,390 2,979,668 John W. Eckart 7,022 164,252 19,968 467,063 Eugene T. Coleman 76,344 1,785,697 169,512 3,964,892 Michael K. McFadyen 76,344 1,785,697 169,512 3,964,892 Walter K. Compton 41,761 976,795 100,454 2,349,619 1 Stock options are 50% vested after two years and 100% vested after three years. 2 Includes accrued in-kind dividend equivalents on performance-based restricted stock units. 3 Performance-based restricted stock units vest if the Company achieves specific performance objectives at the end of the three-year performance period. 4 Generally, time-based restricted stock units vest on the third anniversary of the date of grant. 5 Value was determined based on a December 31, 2018 closing stock price of $23.39 per share. The table below shows the number of shares of the Company’s common stock acquired during 2018 upon the vesting of stock awards granted to the named executive officers in previous years.    2018 Option Exercises and Stock Vested Table Option Awards Stock Awards Name Number of Shares Acquired on Exercise (#) Value Realized on Exercise 1 ($) Number of Shares Acquired on Vesting (#) Value Realized on Vesting 2 ($) Roger W. Jenkins — — 178,569 5,404,285 David R. Looney — — — — John W. Eckart — — 32,912 996,246 Eugene T. Coleman 28,500 362,093 45,813 1,386,760 Michael K. McFadyen — — 41,094 1,243,915 Walter K. Compton — — 35,241 1,066,745 1 The value shown reflects the difference between the market price on the date of exercise and the exercise price of the option. 2 The dollar amounts shown in this column are determined by multiplying the number of shares of common stock underlying vested stock awards by the per share market price (average high and low price) of the Company’s common stock on the vesting date.

2018 Pension Benefits Table				
Name	**Plan Name**	**Number of Years Credited Service (#)**	**Present Value of Accumulated Benefit ($)**	**Payments During Last Fiscal Year ($)**
Roger W. Jenkins	Retirement Plan of Murphy Oil Corporation	17.210	750,046	–
	Murphy Oil Corporation Supplemental Executive Retirement Plan	17.210	8,793,334	–
David R. Looney	Retirement Plan of Murphy Oil Corporation	–	–	–
	Murphy Oil Corporation Supplemental Executive Retirement Plan	–	–	–
John W. Eckart	Retirement Plan of Murphy Oil Corporation	27.667	1,421,150	47,820
	Murphy Oil Corporation Supplemental Executive Retirement Plan	27.667	4,518,780	152,956
Eugene T. Coleman	Retirement Plan of Murphy Oil Corporation	17.167	846,619	–
	Murphy Oil Corporation Supplemental Executive Retirement Plan	17.167	2,722,878	–
Michael K. McFadyen	Retirement Plan of Murphy Oil Company Ltd.	9.830	212,290	–
	Murphy Oil Company Ltd. Supplemental Executive Retirement Plan	9.830	1,952,265	–
	Retirement Plan of Murphy Oil Corporation	6.287	372,007	–
	Murphy Oil Corporation Supplemental Executive Retirement Plan	6.287	136,960	–
Walter K. Compton	Retirement Plan of Murphy Oil Corporation	31.000	1,349,680	–
	Murphy Oil Corporation Supplemental Executive Retirement Plan	31.000	3,956,748	–

The purpose of the Retirement Plan of Murphy Oil Corporation, a tax-qualified defined benefit retirement plan, is to provide retirement and incidental benefits for all employees who complete a period of faithful service. The purpose of the SERP is to restore defined benefit and defined contribution benefits which cannot be paid because of certain specified benefit and compensation limitations under the tax-qualified retirement plan. The pension formula used to calculate benefits is: 1.6% times final average pay (FAP) times years of benefit service minus 1.5% times primary social security benefit times years of benefit service (to a maximum of 33 1/3 years).

The FAP used in calculating benefits under the plans is the average cash compensation (salary and annual incentive bonus) over the highest paid 36-month period during the employee's last ten years of employment. Distribution elections for the qualified plan are made upon retirement. Benefits shown are computed on a single life annuity basis and are subject to a deduction for social security amounts. The pension benefits shown neither reflect any reductions in retirement benefits that would result from the selection of one of the plan's various available survivorship options nor the actuarial reductions required by the plan for retirement earlier than age 62. For this purpose, Mr. Jenkins' average compensation was $3,095,914; Mr. Eckart's $1,020,033; Mr. Coleman's $1,043,287; Mr. McFadyen's $1,673,481 (Under the retirement plan for Murphy Oil Company Ltd., the average final pay of C$1,111,500 was converted to US$815,063 using a currency conversion factor of 0.7333 Canadian dollars to U.S. dollar) and Mr. Compton's $989,747.

The estimated credited years of service used are as indicated in the table.

Effective with the spin-off of MUSA on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. All current NEOs continue to accrue benefits in this plan, however, certain Murphy employees' benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees; however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date. For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula.

The following assumptions were used in determining the present value amounts at December 31, 2018.

- Discount Rate—4.38%
- Mortality Table—MRP-2006 (RP-2014 no-collar annuitant table backed off to 2006 using scale MP-2014 and projected generational mortality improvements based on the MMP-2018 scale).

46 MURPHY OIL CORPORATION

2018 Nonqualified Deferred Compensation Table					
Name	Executive Contributions in Last Fiscal Year [1] ($)	Registrant Contributions in Last Fiscal Year [2] ($)	Aggregate Earnings in Last Fiscal Year ($) [3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Roger W. Jenkins	141,083	63,288	(118,098)	–	1,733,360
David R. Looney	26,511	26,511	(3,248)	–	49,775
John W. Eckart	18,260	8,704	8,534	(576,848)	–
Eugene T. Coleman	69,896	18,855	(48,005)	–	901,408
Michael K. McFadyen	–	–	(158)	–	8,252
Walter K. Compton	28,130	18,466	(39,160)	–	538,405

1 The executive contributions in the last fiscal year have been included in the "Salary" column for the Named Executive Officer in the 2018 Summary Compensation Table.

2 The registrant contributions in the last fiscal year have been included in "All Other Compensation" column for the Named Executive Officer in the 2018 Summary Compensation Table.

3 The unfunded SERP provides the same investment options available under the qualified 401(k) savings plan. The "Aggregate Earnings" column reflects the different investment returns based upon the Named Executive Officer's investment selection.

The purpose of the Thrift Plan for Employees of Murphy Oil Corporation, a tax-qualified defined contribution retirement plan, is to provide retirement and incidental benefits for all employees who participate in the Plan. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be invested because of certain specified benefit and compensation limitations under the tax-qualified Thrift/401(k) Plan. The employees are immediately vested in all employee and Company matching contributions. The Company matching contributions are limited to dollar for dollar on the first 6%. All employees are allowed to contribute on a pre-tax basis up to 25% of their eligible pay. The table above represents amounts deferred under the SERP for 2018.

2018 Potential Payments Upon Termination or Change in Control Table

In connection with his appointment to President and CEO in 2013, Mr. Jenkins entered into a Severance Protection Agreement which provides for the payment of severance benefits in a lump sum equal to three times the sum of Mr. Jenkins' base salary and his average annual bonus over the prior three fiscal years. The Agreement also contains customary restrictive covenants applicable during the twelve-month period following termination under the Agreement. During 2018, the Company had no other employment, change in control or termination agreements with its NEOs. However, upon a change in control, as defined in the applicable plan under which the award was granted, all outstanding equity awards granted under such plans will vest, become immediately exercisable or payable or have all restrictions lifted which apply to the type of award. During 2018, the Company had no other agreement, contract, plan, or arrangement, whether written or unwritten, that provided for potential payments to NEOs upon termination or a change in control. NEOs are specifically excluded from normal severance benefits offered to other employees; however, the Company has, from time-to-time, paid termination benefits to executive-level positions upon an end in service. Decisions by the Company whether to pay termination benefits, and, if so, in what amounts, are determined on a case-by-case basis.

As noted in the accompanying CD&A, the Company has made substantive changes to its policies and practices regarding CIC severance compensation which will become effective for the first time in 2019, including the new grants of long-term incentives which occurred in early 2019. The new policy impacting the CEO and seven executive officers reporting directly to the CEO, including the NEOs, is that the 2019 long-term incentive grants now require a double-trigger before accelerated vesting occurs: (i) a CIC transaction; and (ii) an involuntary termination of the executive's employment or a termination by the executive for good reason. In addition, the Company has provided competitive cash severance compensation should the CEO or NEOs be terminated pursuant to a CIC or terminate employment for good reason upon a CIC event. Please see pages 30 of the proxy CD&A for a full description of these changes which became effective in 2019.

2019 PROXY STATEMENT 47

The following table presents estimated amounts that would have been payable to the applicable Named Executive Officer, other than Mr. Eckart, if the described event had occurred on December 31, 2018:

Name	Category	Normal Termination ($)	Change of Control ($)
Roger W. Jenkins	Severance	–	10,607,203
	Non-equity compensation[1]	2,500,000	2,500,000
	Unvested & Accelerated[2]		
	Performance-Based Restricted Stock Units	3,132,818	9,994,465
	Time-Based Restricted Stock Units	1,878,041	2,148,468
	Stock Options	640,750	640,750
	Retirement Plan[3]	842,417	842,417
	Total	**8,994,025**	**26,733,303**
David R. Looney	Non-equity compensation[1]	612,770	612,770
	Unvested & Accelerated[2]		
	Performance-Based Restricted Stock Units	672,275	2,259,488
	Time-Based Restricted Stock Units	200,056	720,180
	Stock Options	–	–
	Retirement Plan[3]	–	–
	Total	**1,485,101**	**3,592,438**
Eugene T. Coleman	Non-equity compensation[1]	636,294	636,294
	Unvested & Accelerated[2]		
	Performance-Based Restricted Stock Units	808,981	2,580,777
	Time-Based Restricted Stock Units	976,716	1,384,115
	Stock Options	166,013	166,013
	Retirement Plan[3]	278,660	278,660
	Total	**2,866,664**	**5,045,858**
Michael K. McFadyen	Non-equity compensation[1]	486,930	486,930
	Unvested & Accelerated[2]		
	Performance-Based Restricted Stock Units	808,981	2,580,777
	Time-Based Restricted Stock Units	976,716	1,384,115
	Stock Options	166,013	166,013
	Retirement Plan[3]	–	–
	Total	**2,438,640**	**4,617,835**
Walter K. Compton	Non-equity compensation[1]	528,850	528,820
	Unvested & Accelerated[2]		
	Performance-Based Restricted Stock Units	602,767	1,923,491
	Time-Based Restricted Stock Units	374,029	426,129
	Stock Options	125,238	125,238
	Retirement Plan[3]	475,801	475,801
	Total	**2,106,654**	**3,479,478**

1 Non-equity compensation is calculated under the terms of the 2017 Plan.

2 In the event of a change of control, all unvested outstanding equity awards will vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of the award. This amount includes the incremental value of the current unvested outstanding awards. In the event of a termination, the exercise period for stock options is reduced to the lesser of the expiration date of the award or two years from date of termination.

3 Named Executive Officers may receive benefits under the Company's defined benefit pension plan upon retirement, depending on date of hire, age and years of service at termination. The Pension Benefits Table reports the present value of each Named Executive Officer's accumulated benefit at December 31, 2018 unadjusted for retirement earlier than age 62, and such benefits are not accelerated or otherwise enhanced in connection with any termination scenario. Messrs. Jenkins, Coleman and Compton would have been eligible to receive retirement benefits following a termination of employment by reason of retirement on December 31, 2018. Monthly pension benefits are payable in one of the following options: 50% Joint and Survivor; 75% Joint and Survivor; 100% Joint and Survivor; and 10 Years Certain. For purposes of this table, the annual payment of the monthly pension benefits is shown.

Mr. Eckart retired during 2018 and became entitled to receive retirement benefits under the terms of the applicable Company plans.

48 MURPHY OIL CORPORATION

2019 PROXY STATEMENT 49 Plan Category     Number of securities to be issued upon exercise of outstanding options, warrants and rights Weighted-average exercise price of outstanding options, warrants and rights 1 Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) 2 Equity compensation plans approved by stockholders 3,994,595 44.66 8,766,829 1 Amounts in this column do not take into account outstanding restricted stock units. 2 Number of shares available for issuance includes 1,816,317 available shares under the 2012 LTI Plan, 6,740,000 available shares under the 2018 LTI Plan, 210,512 available shares under the 2013 Stock Plan for Non-Employee Directors and 500,000 available shares under the 2018 Stock Plan for Non- Employee Directors. Assumes each restricted stock unit is equivalent to one share.

Our Stockholders

As of December 31, 2018, the following are known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock (as of the date of such stockholder's Schedule 13G filing with the SEC):

Name and address of beneficial owner		Amount and nature of beneficial ownership[1]	Percentage
The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	18,339,759[2]	10.590%
BlackRock Inc.	55 East 52nd Street New York, NY 10055	16,394,584[3]	9.500%
FMR LLC	245 Summer Street Boston, Massachusetts 02210	15,947,292[4]	9.215%
Capital International Investors	333 South Hope Street Los Angeles, CA 90071	13,263,406[5]	7.660%
Hotchkis and Wiley Capital Management, LLC	725 S. Figueroa Street 39th Fl Los Angeles, CA 90017	13,144,048[6]	7.600%

1 Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner's Schedule 13G filing for the period ended December 31, 2018.

2 An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 79,091 sole voting power shares, 19,800 shared voting power shares, 18,256,494 sole dispositive power shares and 83,265 shared dispositive power shares.

3 A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 15,612,984 sole voting power shares, -0- shared voting power shares, 16,394,584 sole dispositive power shares and -0- shared dispositive power shares.

4 A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 1,916,205 sole voting power shares, -0- shared voting power shares, 15,947,292 sole dispositive power shares and -0- shared dispositive power shares.

5 An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 13,263,406 sole voting power shares, -0- shared voting power shares, 13,263,406 sole dispositive power shares and -0- shared dispositive power shares. Beneficial ownership disclaimed pursuant to Rule 13d-4.

6 An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 8,105,849 sole voting power shares, -0- shared voting power shares, 13,144,048 sole dispositive power shares and -0- shared dispositive power shares.

50 MURPHY OIL CORPORATION

The following table sets forth information, as of February 19, 2019, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group.

Name	Personal with Full Voting and Investment Power [1,2]	Personal as Beneficiary of Trusts	Voting and Investment Power Only	Options Exercisable Within 60 Day	Total	Percent of Outstanding (if greater than one percent)
Claiborne P. Deming	867,768	1,639,538	209,720	–	2,717,026	1.56%
T. Jay Collins	19,383	–	–	–	19,383	–
Steven A. Cossé	126,694	–	–	–	126,694	–
Lawrence R. Dickerson	15,235	–	–	–	15,235	–
Elisabeth W. Keller	2,036	1,053,843	200,000[3]	–	1,255,879	–
James V. Kelley	53,272	–	–	–	53,272	–
Walentin Mirosh	26,725	–	–	–	26,725	–
R. Madison Murphy	314,168	2,200,084	841,073[4]	–	3,355,325	1.93%
Jeffrey W. Nolan	303,839	283,252	–	–	587,091	–
Neal E. Schmale	69,034	–	–	–	69,034	–
Laura A. Sugg	13,227	–	–	–	13,227	–
Roger W. Jenkins	387,519	–	–	922,154	1,309,673	–
David R. Looney	–	–	–	–	–	–
John W. Eckart [5]	98,537	–	–	119,894	218,431	–
Eugene T. Coleman	76,066	–	–	194,046	270,112	–
Michael K. McFadyen	115,331	–	–	213,546	328,877	–
Walter K. Compton	107,209	–	–	171,548	278,757	–
Directors and executive officers as a group[6]	2,765,898	5,176,717	1,250,793	2,030,343	11,223,751	6.46%

1 Includes Company Thrift (401(k)) Plan shares in the following amounts: Mr. Jenkins—6,117 shares; Mr. Eckart—13,685 shares; Mr. Coleman—6,017 shares; Mr. McFadyen—875 shares.

2 Includes shares held by spouse and other household members as follows: Mr. Deming—48,006 shares; Mr. Murphy—314,168; Mr. Nolan—49,392 shares.

3 Ms. Keller has no investment power for these shares.

4 Includes 568,005 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed. Includes 240,728 shares owned by the 2011 Murphy Family Trust, beneficial ownership expressly disclaimed. Also, includes 32,340 shares owned by The Suzanne and Madison Murphy Grandchildren's Trust, beneficial ownership expressly disclaimed.

5 Mr. Eckart relinquished his title as Chief Financial Officer on February 28, 2018 and retired from the Company effective May 31, 2018.

6 Includes eleven directors, fifteen executive officers and one director/officer.

2019 PROXY STATEMENT 51

52 MURPHY OIL CORPORATION Section 16(a) Beneficial Ownership Reporting Compliance Under the securities laws of the United States, the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. Based upon a review of the copies of the reports filed by the Company’s directors and executive officers pursuant to Section 16(a) of the Securities Exchange Act of 1934 and on representations from such reporting persons the Company believes that all such persons complied with all applicable filing requirements during fiscal 2018. Review, Approval or Ratification of Transactions with Related Persons and Code of Business Conduct and Ethics During 2018, the Company did not have any transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently proposed. The Nominating & Governance Committee reviews ordinary course of business transactions with related parties, including firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by the Company’s Code of Business Conduct and Ethics, which provides that waivers may only be granted by the Board and must be promptly disclosed to stockholders. No such waivers were granted or applied for in 2018. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

2019 PROXY STATEMENT 53 Audit Committee Report In connection with the Company’s December 31, 2018 consolidated financial statements, the Audit Committee (the “Committee”) reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (United States) and independence standards, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Audit Committee also reviewed written independence disclosures from KPMG LLP as required under applicable standards regarding such independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence with the accountant. The Committee met six times during 2018. Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2018 and 2017 are as follows:    Name and address of beneficial owner     2018 2017 Audit fees $3,365,000 $3,394,858 Audit-related fees1 $75,186 $684,238 Audit and audit-related fees $3,440,186 $4,079,096 Tax fees2 $64,382 $95,000 All other fees — — Total fees $3,504,568 $4,174,096 1 Audit-related fees consisted principally of fees for services in connection with documents filed with the SEC, audits of financial statements for foreign employee benefit plans, and consultations concerning financial accounting and reporting standards, including the adoption of new accounting standards. 2 Tax fees consisted of services for income tax consultation and tax compliance services. Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018. AUDIT COMMITTEE R. Madison Murphy (Chairman) Lawrence R. Dickerson Neal E. Schmale Laura A. Sugg

54 MURPHY OIL CORPORATION PROPOSAL 3 Approval of Appointment of Independent Registered Public Accounting Firm THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2019.

2019 PROXY STATEMENT 55 PROPOSAL 3 The Board desires that the stockholders indicate their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP the Company’s independent registered public accounting firm for the fiscal year 2019. KPMG LLP has been serving the Company and its subsidiaries in this role for many years. KPMG LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of KPMG LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so. The Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditors is in the best interests of the Company and its stockholders. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is also responsible for the audit fee negotiations with KPMG LLP and pre-approves any engagement of KPMG LLP. Under Murphy’s policy for pre-approval of audit and permitted non-audit services by KPMG LLP, the Audit Committee has delegated the right to pre-approve services between meeting dates to one or more members of the Audit Committee, provided that decisions of such members to grant pre-approvals is presented at the next scheduled meeting of the Audit Committee. The Audit Committee evaluates all services, including those engagements related to tax and internal control over financial reporting, considering the nature of such services in light of auditor independence, in accordance with the rules of the PCAOB. In the fiscal year 2018, the percentage of services designated for audit fees, audit-related fees, tax fees, and all other fees that were approved by the Audit Committee were 96%, 2%, 2%, and 0%, respectively. Our Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm, but it is not bound by the stockholders’ vote. Even if the selection of KPMG LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

56 MURPHY OIL CORPORATION General Information About the Annual Meeting Submission of Stockholder Proposals Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, stockholder proposals for the 2020 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before November 23, 2019, for inclusion in the proxy materials. A stockholder may wish to have a proposal presented at the Annual Meeting of Stockholders in 2020, but not for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions of the Company’s by-laws. In the case of the 2020 Annual Meeting of Stockholders, notice must be received by the Company at its principal executive office no earlier than January 9, 2020, and no later than February 8, 2020. Proxy Access Stockholder Director Nominations The Company’s by-laws include a proxy access provision. Under the by-laws, stockholders who meet the requirements set forth in the by-laws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2020 Annual Meeting of Stockholders must be received by the Company at its principal executive office no earlier than October 24, 2019 and no later than November 23, 2019, and must meet all the requirements set forth in the by-laws. Electronic Availability of Proxy Materials For 2019 Annual Meeting Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 8, 2019. This Proxy Statement and Murphy Oil Corporation’s Annual Report to Stockholders and Form 10-K for fiscal year 2018 are available electronically at https://www.proxydocs. com/branding/964709/edocs/2018/issuer/. Other Information The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment. The expense of this solicitation, including cost of preparing and distributing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. In certain instances, one copy of the Company’s Annual Report or Proxy Statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy. Requests in this regard should be addressed to: E. Ted Botner Vice President, Law and Corporate Secretary Murphy Oil Corporation P.O. Box 7000 El Dorado, Arkansas 71731-7000 (870) 862-6411 The above Notice and Proxy Statement are sent by order of the Board of Directors. E. Ted Botner Vice President, Law and Corporate Secretary El Dorado, Arkansas March 22, 2019

2019 PROXY STATEMENT 57 Proxy Statement Summary and Users’ Guide This is an executive summary and is intended to assist you in reviewing the proxy statement in advance of the Company’s Annual Meeting of Stockholders. It does not contain all of the information you should consider, and we encourage you to read this entire proxy statement before submitting your vote. Voting Matters The following proposals will be voted on at the Annual Meeting of Stockholders: For More Information     Board Recommendation Proposal 1 Election of Directors Page 1 FOR Claiborne P. Deming T. Jay Collins Steven A. Cossé Lawrence R. Dickerson Roger W. Jenkins Elisabeth W. Keller James V. Kelley Walentin Mirosh R. Madison Murphy Jeffrey W. Nolan Neal E. Schmale Laura A. Sugg Proposal 2 Advisory Vote to Approve Executive Compensation Page 16 FOR Proposal 3 Approval of Appointment of Independent Registered Public Accounting Firm Page 54 FOR INTERNET MOBILE PHONE MAIL IN PERSON Go to www.proxyvote. You can scan this QR Call 1-800-690-6903. Send your completed See page 58 com. You will need code to vote with your You will need the 12 and signed proxy regarding meeting the 12 digit number mobile phone. You digit number included card to: attendance. included in your proxy will need the 12 digit in your proxy card or Vote Processing card or notice. number included in notice. c/o Broadridge your proxy card or 51 Mercedes Way notice. Edgewood, NY 11717

58 MURPHY OIL CORPORATION May I attend the meeting? Attendance at the meeting is open to stockholders of record as of March 11, 2019, Company employees and certain guests. If you are a stockholder, regardless of the number of shares you hold, you may attend the meeting. Who may vote? You may vote if you were a holder of record of Murphy Oil Corporation common stock as of the close of business on March 11, 2019. Each share of common stock is entitled to one vote at the Annual Meeting. You may vote in person at the meeting, or by proxy via the methods explained on page 1 of this document. Why should I vote? Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company. Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials? We are providing access to our proxy materials via the internet. As a result, we have sent a Notice of Internet Availability instead of a paper copy of the proxy materials to most of our stockholders. The Notice contains instructions on how to access the proxy materials via the internet and how to request a paper copy. In addition, the website provided in the Notice allows stockholders to request future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it. Why didn’t I receive a Notice in the mail regarding the internet availability of proxy materials? We are providing certain stockholders, including those who have previously requested paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by Murphy in mailing proxy materials and conserve natural resources, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future. May I vote my stock by filling out and returning the Notice? No. Instructions on how to access the proxy materials and vote are in the email sent to you and on the Notice. How can I access the proxy materials through the internet? Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting via the internet. The Proxy Statement and Annual Report are also available at www.proxydocs.com/MUR. When and Where is the Company’s Annual Meeting of Stockholders? Wednesday May 8, 2019 10:00 A.M. CDT South Arkansas Arts Center 110 East 5th Street El Dorado, Arkansas 71730

2019 PROXY STATEMENT 59 VOTING PROCEDURES The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting unless you (i) revoke it at any time before the vote by filing a revocation with the Corporate Secretary of the Company, (ii) duly execute a proxy card bearing a later date or (iii) appear at the meeting and vote in person. If you voted via the Internet, mobile device or telephone, you can change your vote with a timely and valid later vote or by voting by ballot at the meeting. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy card or as directed on the Notice or vote by telephone, mobile device or internet as described in the telephone/ mobile device/internet voting instructions on your proxy card or Notice, the Company will vote your shares as you direct. Your telephone/mobile device/ internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. “Broker non-votes” result when brokers or nominees do not receive instruction from the beneficial owners and that broker or nominee does not have discretionary authority to vote on non-routine matters. The proposal to approve the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year is the only routine matter on the ballot. Abstentions and broker non-votes are not counted as votes cast and have no effect on the outcome of any of the proposals, but are counted for purposes of determining the presence of a quorum. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as Judges of Election for the meeting. Unless specification to the contrary is made, the shares represented by the enclosed proxy, if signed and returned, will be voted FOR all the nominees for director, FOR the approval of the compensation of the Company’s Named Executive Officers and FOR the approval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2019. The expenses of printing and distributing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by the Company. The Company’s officers or employees, without additional compensation, may solicit the return of proxies from certain stockholders by telephone or other means. VOTING SECURITIES On March 11, 2019, the record date for the meeting, the Company had 173,620,558 shares of Common Stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. This amount does not include 21,456,366 shares of treasury stock. Information as to Common Stock ownership of certain beneficial owners and management is set forth in the tables on pages 50 and 51 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).

60 MURPHY OIL CORPORATION Annex NON-GAAP RECONCILIATIONS Presented below is a reconciliation of Net income attributable to Murphy to Earnings before interest, taxes, depreciation and amortization (EBITDA). Management believes EBITDA is important information to provide because is used by management to evaluate the Company’s operational performance and trends between periods relative to its industry competitors. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s financial results. EBITDA is a non-GAAP financial measure and should not be considered a substitute for Net income attributable to Murphy as determined in accordance with accounting principles generally accepted in the United States of America. Presented below is EBITDA per barrel of oil equivalent sold. Management believes EBITDA per barrel of oil equivalent sold is important information because it is used by management to evaluate the Company’s profitability of one barrel of oil equivalent sold in that period. EBITDA per barrel of oil equivalent sold is a non-GAAP financial metric. ($ in millions, except per barrel amounts)     Year Ended December 31, 2018 Net income attributable to Murphy (GAAP) $ 411.1 Discontinued operations loss 3.5 Income tax expense 9.3 Interest expense, net 181.6 Depreciation, depletion and amortization expense 966.9 Impairment of assets 20.0 EBITDA attributable to Murphy (Non-GAAP) $ 1,592.4 Total barrels of oil equivalents sold attributable to Murphy (thousands of barrels) 62,330.5 Net income attributable to Murphy (GAAP) per barrel of oil equivalents sold $ 6.60 EBITDA per barrel of oil equivalents sold 25.55 Presented below is net debt (a non-GAAP financial measure consisting of current maturities of long-term debt and long-term debt less cash) as a percentage of capital employed (a non-GAAP financial measure consisting of Murphy shareholders’ equity, current maturities of long-term debt, and long-term debt less cash). Management believes net debt as a percentage of capital employed is important information to provide as it is used by management to evaluate the degree of the Company’s financial leverage in relation to its capital structure and to evaluate its balance sheet discipline. Net debt as a percentage of capital employed is a non-GAAP financial measure and should not be considered a substitute for other financial measures as determined in accordance with accounting principles generally accepted in the United States of America. ($ in millions) Net Debt: Current maturities of long-term debt $ 10.6 Long-term debt 3,227.1 Less: Cash (387.4) Net debt $ 2,850.3    Capital Employed: Murphy Shareholders’ Equity excluding noncontrolling interest 4,829.3 Current maturities of long-term debt 10.6 Long-term debt 3,227.1 Less: Cash (387.4) Capital employed $ 7,679.6 Net Debt/ Capital employed 37%

MURPHY
OIL CORPORATION
300 PEACH STREET
P.O. BOX 7000
EL DORADO, AR 71731-7000

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 7, 2019 for shares held directly and by 11:59 P.M. Eastern Time on May 6, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 7, 2019 for shares held directly and by 11:59 P.M. Eastern Time on May 6, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E62418-P18568-Z74303

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

MURPHY OIL CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. T.J. Collins	☐	☐	☐
1b. S.A. Cossé	☐	☐	☐
1c. C.P. Deming	☐	☐	☐
1d. L.R. Dickerson	☐	☐	☐
1e. R.W. Jenkins	☐	☐	☐
1f. E.W. Keller	☐	☐	☐
1g. J.V. Kelley	☐	☐	☐
1h. W. Mirosh	☐	☐	☐
1i. R.M. Murphy	☐	☐	☐
1j. J.W. Nolan	☐	☐	☐
1k. N.E. Schmale	☐	☐	☐
1l. L.A. Sugg	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Approval of the appointment of KPMG LLP as independent registered public accounting firm for 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. E62419-P18568-Z74303 MURPHY OIL CORPORATION PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING MAY 8, 2019 The stockholder(s) whose name(s) appear(s) on the reverse side hereby appoint(s) Claiborne P. Deming and Roger W. Jenkins, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas 71730, on May 8, 2019 at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3. AS FAR AS THE COMPANY KNOWS, THESE ARE THE ONLY MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. AS TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES MAY VOTE THESE SHARES IN THEIR DISCRETION. Murphy Oil Corporation encourages you to take advantage of one of the convenient ways to vote the shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the three voting methods detailed on the reverse side of this card to vote these shares. Continued and to be signed on reverse side